  Exhibit 99.3
ASSET PURCHASE AGREEMENT
BY AND AMONG,
SMART SERVER, INC.,
NEXTGEN DEALER SOLUTIONS, LLC,
HALCYON CONSULTING, LLC
and

MEMBERS OF HALCYON CONSULTING, LLC SIGNATORY HERETO FOR THE LIMITED PURPOSES STATED HEREIN

January 8, 2017

i

ii

Exhibit A:                Form of Acquisition Note
Exhibit B:                Form of Bill of Sale
Exhibit C:                Form of Non-Compete Agreement
Exhibit D:                Form of Services Agreement with Halcyon
Exhibit E:                Form of Amendment to Purchaser's Articles of Incorporation

iii

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of January 8, 2017, is by and among Smart Server, Inc., a Nevada corporation (“Purchaser”), NextGen Dealer Solutions, LLC, a Delaware limited liability company (the “Company”), and Halcyon Consulting, LLC, a Maryland limited liability company (“Halcyon”). The Company and Halcyon are sometimes referred to herein collectively as the “Seller Parties” and each as a “Seller Party”. Seller Parties and Purchaser are sometimes referred to herein collectively as the “Parties” and each individually as a “Party.” The members of Halcyon (“Halcyon Members”) are executing this Agreement for the limited purposes stated herein. Halcyon and the Halcyon Members are sometimes referred to herein collectively as the “Halcyon Parties” and each as a “Halcyon Party”.
WHEREAS, Halcyon and Cycle are the sole members of the Company;
WHEREAS, the Parties desire for Purchaser to purchase from the Company, and for the Company to sell to Purchaser, substantially all of the Company's assets, subject to the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:
ARTICLE I
PURCHASE AND SALE
Section 1.1 Purchase and Sale.
(a) On and subject to the terms and conditions of this Agreement, at the closing of the transactions contemplated hereby (the “Closing”), the Company shall sell, assign, transfer, convey, and deliver to Purchaser, and Purchaser shall purchase and acquire from the Company, all right, title, and interest of the Company in and to all of its assets, properties and rights of whatever kind, tangible and intangible, whether accrued, contingent or otherwise, other than the Excluded Assets (collectively, the “Purchased Assets”), including the following Purchased Assets:
(i) all Owned Intellectual Property now in existence or under development and all rights under the Intellectual Property Licenses, and all goodwill represented thereby and pertaining thereto; and
(ii) all computer hardware, furniture, furnishings, signage, vehicles, equipment, machinery, tooling, parts and other tangible personal property;
(iii) all rights under or related to the Real Property Leases, Personal Property Leases and any other Contract to which such Company is a party (the “Included Contracts”), provided that: (A) the Included Contracts will not include those Contracts set forth on Schedule 1.1(b)(i) of the Disclosure Schedule; and (B) in the event any Contract of the Company is identified following the Closing that is required to be disclosed in Section 3.11(a) of the Disclosure Schedule pursuant to the terms thereof, but is not so disclosed, Purchaser may at its sole discretion elect to exclude such Contract from the Purchased Assets in accordance with Section 1.1(b)(ii) and, for the avoidance of doubt, in the event that Purchaser makes such an election to exclude such Contract, such Contract shall not be deemed an Included Contract;

(iv) all rights under or related to non-competition, non-solicitation and restrictive covenant agreements and arrangements (other than any such agreements or arrangements between the Company on the one side and Halcyon or Cycle or any Halcyon Member on the other side), and all invention assignments and work made for hire provisions regarding the Company, if any, arising by operation of Law or contract with respect to the relationship between the Company and any of its current or former employees or independent contractors;
(v) all payment rights and other intangible assets with respect to customer relationships that are not embodied in written Contracts;
(vi) all credits and other similar assets;
(vii) all telephone numbers, facsimile numbers, websites, email addresses, domain names and any similar items;
(viii) all instruments and inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories;
(ix) all notes receivable, accounts receivable and other receivables (in all cases, whether or not billed) and all accrued penalties and interest thereon, and the benefit of any security therefor;
(x) copies of all Books and Records;
(xi) to the extent their transfer is permitted by applicable Law, all Permits, including all applications therefor;
(xii) all causes of action, lawsuits, claims and demands, refunds, rights of recovery, rights of setoff, and rights of recoupment of any nature available to or being pursued by the Company with respect to the Purchased Assets or the Assumed Liabilities (including all awards or proceeds in connection with insurance); and
(xiii) all goodwill and going concern value associated with the operation of the Business and the Purchased Assets.
(b) Excluded Assets. Notwithstanding Section 1.1(a), the Company shall retain its right, title and interest in and to the following assets (collectively, the “Excluded Assets”):

(i) all Contracts and other assets set forth on Schedule 1.1(b)(i), such schedule to be agreed upon prior to Closing;
(ii) in the event any Contract of the Company is identified following the Closing that is required to be disclosed in Section 3.11(a) of the Disclosure Schedule, but is not so disclosed, Purchaser may at its reasonable discretion elect to exclude such Contract from the Purchased Assets, and such Contract shall thereupon be deemed an Excluded Asset;
(iii) the original Books and Records and the books, instruments, papers, and records relating exclusively to the Excluded Assets, taxpayer and other identification numbers, seals, minute books, stock or membership interest transfer records, and blank stock certificates;
(iv) all Employee Benefit Plans and all assets contained within such Employee Benefit Plans;
(v) all of the Company’s claims for and rights to receive Tax refunds, credits and any deferred tax income with respect to taxable periods preceding the Closing, and Tax returns and any notes, worksheets, files, records or documents relating thereto;
(vi) all of the Company’s insurance policies and associated prepayments, insurance refunds and rights of recovery and all life insurance policies, if any, and associated prepayments, insurance refunds, rights of recovery and proceeds thereof;
(vii)  all rights, claims or causes of action that the Seller Parties may have against any Person for amounts owing, damages, warranties and the like pertaining exclusively to the Excluded Assets;
(viii) all prepaid expenses, fees and costs, deferred charges, advance payments, security deposits and prepaid items;
(ix) the rights of the Company under this Agreement and the other Transaction Documents;
(x) all cash and cash equivalents, including cash in all bank accounts maintained by the Company; and
(xi) the furniture and personal items in Kartik Kakarala’s office at the Leased Real Property (as hereinafter defined) and the pool table.
(c) Assumption of Certain Liabilities. On and subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall assume and agree to pay, discharge and perform when due performance obligations of the Company under Included Contracts solely to the extent that such obligations, by the terms of such Included Contracts, arise after the Closing (other than by virtue of a breach, default or violation of any Included Contract occurring at or prior to the Closing), relate to periods following the Closing and are by their terms to be observed, paid, discharged, and performed as the case may be, at any time after the Closing (collectively, the “Assumed Liabilities”).

(d) Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be responsible for any Liabilities of the Company or any Affiliate of the Company that are not Assumed Liabilities specifically set forth in Section 1.1(c) (such excluded Liabilities, collectively, the “Excluded Liabilities”). In furtherance of, and not in limitation of, the foregoing, and notwithstanding anything to the contrary in this Agreement, Purchaser shall not be responsible for any of the following (each of which shall also constitute Excluded Liabilities):
(i) any Liability under or with respect to Indebtedness of the Company or any third party or any agreement or instrument relating thereto (including any guaranty thereof or other contingent obligation with respect thereto);
(ii) any Liability relating to any Excluded Asset;
(iii) any Liability (other than liabilities assumed by Purchaser in accordance with Section 1.1(c)) imposed by or in connection with any Law or Permit, and incurred in connection with (A) conditions existing, events or acts occurring or omissions of acts occurring on or prior to the Closing, or (B) any real property, business entities or assets, whether domestic or foreign, formerly owned, leased, occupied or operated by or in connection with the Business;
(iv) any Liability (other than liabilities assumed by Purchaser in accordance with Section 1.1(c)) or Legal Proceeding caused by, relating to or arising from any fact, transaction, status, event, circumstance, occurrence or situation, whether known or unknown, existing, arising or occurring on or prior to the Closing, or otherwise attributable to the pre-Closing operation of the Business;
(v) any Liability for any Taxes (A) of the Company or any Affiliate of the Company for any period or (B) attributable to the conduct of the Business or ownership of the Purchased Assets on or before the Closing, regardless of when assessed;
(vi) any Liability that was required to be disclosed as a liability under GAAP on the Balance Sheet, and was not shown as a liability on the Balance Sheet;
(vii) any Liability for deferred compensation, accrued bonuses, transaction or other bonuses, or severance obligations related to employees, officers, directors, brokers, bankers, independent contractors or agents of the Company or any Affiliate of the Company with respect to the service, engagement or employment, as applicable, of such Persons prior to the Closing (including such obligations that may arise in connection with the transactions contemplated hereby);
(viii) any Liability under any Law pertaining to employment and employment practices of the Company prior to the Closing to the extent they relate to employees of the Company, including all Laws relating to wage and hours, overtime compensation, leaves of absence, unemployment insurance, harassment and discrimination;

(ix) any Seller Transaction Expenses or any Liability of any Seller Party incurred under this Agreement or in connection herewith;
(x) any Liability to any Affiliate of any Seller Party; and
(xi) any obligation of the Company to indemnify any Person by reason of the fact that such Person was a director, officer, manager, employee, or agent of the Company or was serving at the request of any such entity as a partner, trustee, director, officer, manager, employee, or agent of another entity.
Section 1.2 Transaction Consideration. The aggregate consideration (collectively, the “Transaction Consideration”) to be paid by Purchaser for the Purchased Assets, in addition to the assumption of the Assumed Liabilities, shall consist of:
(a) $750,000 in cash; plus
(b) a subordinated secured promissory note issued by Purchaser in favor of the Company in the amount of $1,333,333 substantially in the form of Exhibit A hereto (the “Acquisition Note”); plus
(c) 1,523,809 unregistered shares of common stock of Purchaser, par value $0.001 per share (the “Purchaser Shares”), issued to the Company free and clear of all Liens (other than any restrictions under the Securities Act and applicable state securities laws (“Blue Sky Laws”)).
Section 1.3 Closing Date. Unless this Agreement shall have been terminated in accordance with Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in ARTICLE VI, the Closing will take place at 11:00 a.m., Eastern Standard Time, on the second Business Day following the satisfaction or waiver of all conditions set forth in ARTICLE VI, at the offices of Akerman LLP, Three Brickell City Centre, 98 SE 7th Street, Miami, FL 33131, unless another time, date and place are agreed to in writing by the Parties (the date of the Closing, the “Closing Date”). The Closing may occur by the exchange of documents, certificates or other instruments via facsimile or electronic transmission (in PDF or other electronic format).
Section 1.4 Closing Date Payment and Deliveries.
(a) On the Closing Date, the Seller Parties shall deliver to Purchaser:
(i) a Bill of Sale, Assignment and Assumption Agreement in the form to be mutually agreed to and to be attached hereto as Exhibit B (the “Bill of Sale”), duly executed by the Company;
(ii) the Lock-Up and Rights Agreement, duly executed by the Company;

(iii) the Purchaser Stockholders Agreement, duly executed by the Company;
(iv) a payoff letter from Cycle and each holder of the Company's Indebtedness for Borrowed Money providing that all obligations with respect to such Indebtedness have been satisfied and cancelled and if such Indebtedness was secured, all Liens securing such Indebtedness have been released and authorizing the Company or their designees (or requiring the applicable holder thereof) to file UCC-3 termination statements or take such other action necessary to evidence the termination of such Liens;
(v) each Required Consent (as defined below);
(vi) written evidence in the form satisfactory to Purchaser confirming that the Company contemporaneously or immediately following the Closing will repurchase all equity interests from Cycle in consideration of the Halcyon Note and a cash payment in the amount of $750,000;
(vii) written evidence of termination of that certain Marketing Services Agreement by and between the Company and Cycle and all obligations thereunder, in the form satisfactory to Purchaser;
(viii) a certificate of the secretary or manager of the Company certifying to the accuracy and completeness of and attaching (A) the Company's Governing Documents (in the case of the Company's Certificate of Formation certified by the Delaware Secretary of State) as in effect on the Closing Date, (B) a copy of resolutions approving the execution, delivery and performance of this Agreement and the other Transaction Documents in the form satisfactory to Purchaser, duly adopted by the Board of Managers of the Company and Halcyon and Cycle as the sole members of the Company, and (C) the incumbency of the managers or officers of the Company signing the Transaction Documents on behalf of the Company (together with their specimen signatures);
(ix) a good standing certificate for the Company certified by the Secretary of State of the State of Delaware as of a recent date;
(x) an affidavit described in Section 1445(b)(2) of the Code from the Company in form and substance reasonably satisfactory to Purchaser, dated as of the Closing Date; and
(xi) the Acquisition Note, duly executed by the Company in acknowledgement of the terms thereof.
(xii) a non-compete agreement between Purchaser and Kartik Kakarala in the form to be mutually agreed to and to be attached hereto as Exhibit C, duly executed by Kartik Kakarala;

(xiii) a services agreement by and between Purchaser and Halcyon in the form to be mutually agreed to and to be attached hereto as Exhibit D (the “Services Agreement”), duly executed by Halcyon;
(xiv) a certificate of the secretary or manager of Halcyon certifying to the accuracy and completeness of and attaching (A) Halcyon's Governing Documents (in the case of Halcyon's Certificate of Formation certified by the Maryland Secretary of State) as in effect on the Closing Date, (B) a copy of resolutions approving the execution, delivery and performance of this Agreement and the other Transaction Documents in the form satisfactory to Purchaser, duly adopted by the Board of Managers of Halcyon and the members of Halcyon representing the minimum percentage of Halcyon's membership interests required to approve the same under Halcyon's Governing Documents and Maryland law, and (C) the incumbency of the managers or officers of Halcyon signing the Transaction Documents on behalf of Halcyon (together with their specimen signatures);
(xv) a technology license agreement between Halcyon and Purchaser, in a mutually agreed upon form, covering all patents and pending patent applications filed by or on behalf of Halcyon with respect to the Product and related Intellectual Property (the “IP License Agreement”), duly executed by Halcyon; and
(xvi) a good standing certificate for Halcyon certified by the Maryland Secretary of State as of a recent date.
(b) On the Closing Date, Purchaser shall deliver to the Company:
(i) the cash portion of the Transaction Consideration by wire transfer of immediately available funds to an account designated by the Company in writing at least one day prior to Closing;
(ii) the Acquisition Note, duly executed by Purchaser;
(iii) a Security Agreement, in a form to be agreed to, duly executed by Purchaser;
(iv)  an issued certificate for the Purchaser Shares;
(v) the Lock-Up and Rights Agreement, duly executed by Purchaser;
(vi) the Purchaser Stockholders Agreement, duly executed by Purchaser and each of the Persons specified on Schedule 1.4(b)(vi);
(vii) the Services Agreement, duly executed by Purchaser;
(viii) a certificate of the secretary of Purchaser certifying to the accuracy and completeness of and attaching (A) its Governing Documents as in effect on the Closing Date, (B) a copy of resolutions of Purchaser approving the execution, delivery and performance of this Agreement and the other Transaction Documents in the form satisfactory to the Seller Parties, and (C) the incumbency of the directors or officers signing the Transaction Documents on behalf of Purchaser (together with their specimen signatures);

(ix) the Bill of Sale, duly executed by Purchaser;
(x) the IP License Agreement, duly executed by Purchaser; and
(xi) a good standing certificate for Purchaser certified by the Delaware Secretary of State as of a recent date.
Section 1.5 Tax Withholding. Notwithstanding anything in this Agreement to the contrary, Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold from such Person with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of any Law relating to Taxes. To the extent that amounts are so withheld by Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Purchaser.
Section 1.6 Required Consents. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Purchased Asset or interest therein as to which (i) an assignment or transfer thereof or an attempt to make such an assignment or transfer without a Consent (a “Required Consent”) would constitute a breach or violation thereof or of applicable Law, or would adversely affect the rights or obligations thereunder to be assigned or transferred to or for the account of Purchaser and (ii) such Required Consent shall not have been obtained with respect to such Purchased Asset or interest therein prior to the Closing. Any transfer or assignment to Purchaser by the Company of any such Purchased Asset or interest therein (a “Delayed Asset”), and any assumption by Purchaser of any corresponding Assumed Liability, shall be made subject to all such Required Consents in respect of such Delayed Asset being obtained. If there are any Delayed Assets, the Company and the Halcyon shall use their commercially reasonable efforts to obtain all Required Consents in respect thereof as promptly as practicable following the Closing. Until all Required Consents with respect to each Delayed Asset have been obtained, (i) the Company shall hold the Delayed Asset on behalf of Purchaser, (ii) the Company and Halcyon shall cooperate with Purchaser for no additional consideration in any lawful arrangement (including subleasing or subcontracting, or performance thereunder by the Company as Purchaser’s agent) reasonably requested by Purchaser to provide Purchaser with all of the benefits of or under any such Delayed Asset and (iii) the Company shall otherwise enforce and perform for the account of Purchaser and as reasonably directed by Purchaser any other rights and obligations of the Company arising from such Delayed Asset (and not waive, alter or amend any of same without the consent of Purchaser). Halcyon shall cause the Company to comply with its obligations under this Agreement and to maintain its existence until all of its obligations pursuant to this Section 1.6 and otherwise herein are performed in full and all Delayed Assets are transferred and assigned hereunder. At such time and on each occasion after the Closing Date as all Required Consents with respect to a Delayed Asset have been obtained, such Delayed Asset shall automatically be transferred and assigned by the Company to Purchaser for no additional consideration without any further act on the part of any Party.

Section 1.7 Allocation of Transaction Consideration. Attached hereto as Schedule 1.7 is a schedule which sets forth the Parties' initial agreed allocation of the Transaction Consideration paid to the Company pursuant to Section 1.2; provided that Purchaser may use a different allocation if recommended by Purchaser's auditors; and provided further that if as a result of such recommendation Purchaser allocates more than $2,500,000 of the Transaction Consideration to software the Parties agree to discuss resolution. Sixty (60) days following the Closing, Purchaser shall provide to the Company a schedule allocating the Transaction Consideration paid to the Company in accordance with this Section 1.7 (and Assumed Liabilities, capitalized costs and other items required to be included in the Transaction Consideration for federal Income Tax purposes), among the Purchased Assets of the Company prepared in accordance with the Code Section 1060 and the Treasury Regulations promulgated thereunder. The Parties agree that they shall report the Transaction Consideration in a manner entirely consistent with the allocation contemplated in this Section 1.7 in all Tax Returns and forms and in the course of any Tax audit, Tax review or Tax litigation relating hereto.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF HALCYON
Halcyon represents and warrants to Purchaser that the following statements are correct and complete as of the date hereof and as of the Closing Date:
Section 2.1 Organization; Authorization and Enforceability. Halcyon is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Maryland with full power and authority to carry on its business as it is now being conducted and to own, operate, and lease its properties and assets. Halcyon has full power and authority, and Halcyon Members have the requisite legal capacity, to execute and deliver this Agreement and each other Transaction Document to which it, he or she is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Halcyon of each of the Transaction Documents to which it is a party have been duly authorized by all necessary action on the part of Halcyon. This Agreement and the other Transaction Documents have been duly and validly executed and delivered by each Halcyon Party who is party thereto and constitute legal, valid and binding obligations of such Halcyon Party, enforceable against such Halcyon Party in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity) (the “Standard Exceptions”).
Section 2.2 Conflicts; Consents of Third Parties. The execution and delivery of this Agreement and the other Transaction Documents to which any Halcyon Party is a party, the consummation of the transactions contemplated hereby or thereby, and compliance by any Halcyon Party with the provisions hereof or thereof does not and will not, with or without the passage of time or the giving of notice: (a) conflict with, or result in the breach of, any provision of the Governing Documents of Halcyon; (b) conflict with, violate, result in the breach or termination of, constitute a default under, result in an acceleration of, constitute a change of control under, or create in any party the right to accelerate, terminate, modify or cancel, any Contract to which any Halcyon Party is a party or by which any Halcyon Party or any of its properties or assets are bound, or require a Consent from any Person in order to avoid any such conflict, violation, breach, termination, default or acceleration; (c) violate any Law or any Order by which a Halcyon Party is bound; or (d) result in the creation of any Lien upon the properties or assets of Halcyon. No Consent, Order, waiver, declaration or filing with, or notification to any Person, including any Governmental Body, is required on the part of any Halcyon Party in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents, or the compliance by any Halcyon Party with any of the provisions hereof or thereof.

Section 2.3 Ownership. Halcyon is the record and beneficial owner of the Units of the Company set forth opposite its name in Section 2.3 of the Disclosure Schedule free and clear of any Liens (other than restrictions under the Securities Act and the Blue Sky Laws), which Units constitute two-thirds of the issued and outstanding equity of the Company, and Halcyon Members together are the record and beneficial owners of the percentage of membership interests of Halcyon set forth in Section 2.3 of the Disclosure Schedule, free and clear of any Liens (other than restrictions under the Securities Act and the Blue Sky Laws). Neither Halcyon Party nor Halcyon's Units in the Company is subject to any voting trust, proxy or other Contract of any kind relating to the sale or other transfer of the Company's assets.
Section 2.4 Broker Fees. No Halcyon Party has any Liability to pay any fees, commissions or other amounts to any investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND HALCYON
The Company and Halcyon, jointly and severally, represent and warrant to Purchaser that the following statements are correct and complete as of the date hereof and as of the Closing Date.
Section 3.1 Company Organization and Related Matters.
(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business. The Company has full power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to consummate the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents have been duly and validly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to Standard Exceptions. The Company is duly qualified or authorized to do business as a foreign limited liability company and is in good standing under the Laws of each jurisdiction in which it leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified or authorized would not reasonably be expected to have a Material Adverse Effect.

(b) The Company does not own of record or beneficially, or otherwise have, any direct or indirect interest in any Person.
(c) The Company has delivered to Purchaser complete and correct copies of the Governing Documents of the Company, as amended, as in effect on the date hereof.
Section 3.2 Capitalization. As of the time immediately preceding the Closing, Halcyon owns and has good and valid title to all of the Units and other membership interests of the Company owned by Halcyon, free and clear of any Liens (other than restrictions under the Securities Act and the Blue Sky Laws). All of the Units of the Company owned by Halcyon and Cycle have been duly and validly authorized and issued, are fully paid and nonassessable. No such Units have been issued in violation of any preemptive rights or any applicable securities Laws. Except as set forth in Section 3.2(i) of the Disclosure Schedule, (i) the Company has no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its equity securities, or securities convertible or exchangeable for, or any options, warrants, or rights to purchase, any of such equity securities. Except as set forth in Section 3.2(ii) of the Disclosure Schedule, to the Company's Knowledge, there are no voting agreements, voting trusts, proxies, registration rights agreements, equity holder agreements or other Contracts with respect to the Company or any of such Units.
Section 3.3 Conflicts; Consents of Third Parties. Except as set forth in Section 3.3 of the Disclosure Schedule, the execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party, the consummation of the transactions contemplated hereby or thereby, and compliance by the Company with the provisions hereof or thereof does not and will not, with or without the passage of time or the giving of notice: (a) conflict with, or result in the breach of, any provision of the Governing Documents of the Company; (b) conflict with, violate, result in the breach or termination of, constitute a default under, result in an acceleration of, constitute a change of control under, or create in any party the right to accelerate, terminate, modify or cancel, any Contract to which the Company is a party or by which the Company or any of its properties or assets are bound, or require a Consent from any Person in order to avoid any such conflict, violation, breach, termination, default or acceleration; (c) violate any Law or any Order by which the Company is bound; or (d) result in the creation of any Lien upon the properties or assets of the Company. Except as set forth in Section 3.3 of the Disclosure Schedule, no Consent, Order, waiver, declaration or filing with, or notification to any Person, including any Governmental Body, is required on the part of the Company in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents, or the compliance by the Company with any of the provisions hereof or thereof.
Section 3.4 Financial Statements . Included in Section 3.4 of the Disclosure Schedule are true, correct and complete copies of (i) the unaudited balance sheets of the Company as at December 31, 2015 and the related consolidated unaudited statements of income and retained earnings, stockholders’ equity and cash flows of the Company for the fiscal year then ended, (ii) management’s compilation from the Company accounting system of the consolidated balance sheet of the Company (the “Balance Sheet”) as at September 30, 2016 (the “Balance Sheet Date”) and the related consolidated statements of income and retained earnings, stockholders’ equity and cash flows of the Company for the nine-month period then ended (together with all the statements set forth in (i), the “Financial Statements”). The Financial Statements have been prepared from the Books and Records in accordance with GAAP applied on a consistent basis throughout the periods indicated, except for the failure to include the footnotes required by GAAP and subject to normal and non-recurring year-end adjustments (which will not be material in the aggregate). The Financial Statements fairly present in all material respects the financial position and results of operations, stockholders’ equity and cash flows of the Company as of the dates and for the periods reflected thereon. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

Section 3.5 No Undisclosed Liabilities. The Company has no Liabilities (whether accrued, known or unknown, absolute, contingent or otherwise) except (a) to the extent specifically reflected and accrued for or specifically reserved against in the Balance Sheet and (b) for current Liabilities incurred subsequent to the Balance Sheet Date in the ordinary course of business consistent with past custom and practice (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) performance obligations arising after the Closing Date under Contracts entered into in the ordinary course of business, or (d) Liabilities or obligations disclosed in Section 3.5 of the Disclosure Schedule.
Section 3.6 Absence of Certain Developments. Since December 31, 2016, there has not been any Material Adverse Effect and no event, circumstance, development, state of facts, occurrence, change or effect exists or has occurred which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, and the Company has not conducted business other than in the ordinary course of business consistent with past custom and practice.
Section 3.7 Taxes. Except as set forth in Section 3.7 of the Disclosure Schedule:
(a) The Company has timely filed with the appropriate taxing authorities all Tax Returns that it has been required to file. All such Tax Returns are true, correct and complete in all respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. Adequate reserves have been established on the Financial Statements to provide for the payment of any Taxes which are not yet due and payable with respect to the Company for taxable periods or portions thereof ending on or before the Balance Sheet Date. The Company is not a beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by an authority with respect to the Company in a jurisdiction where that Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company that have arisen in connection with any failure (or alleged failure) to pay any Tax.
(b) The Company has withheld and paid to the appropriate taxing authority or other Governmental Body all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) The Company has not waived or extended any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment, payment or collection of any Tax.
(d) None of the properties or assets of the Company is property which, for Tax purposes, is required to be treated as owned by another Person. The Company is an obligor on, and no assets have been financed directly or indirectly by, any tax-exempt bonds. No property or assets of the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code.
(e) No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority or other Governmental Body against the Company. There has not been, within the past five calendar years, an audit, examination or written notice of potential examination of any Tax Returns filed by the Company.
(f) There is no Legal Proceeding or audit or claim for refund in progress, pending, proposed or, to the Company's Knowledge, threatened against or with respect to the Company regarding Taxes. Neither the Company, nor Halcyon nor any manager or officer (or employee responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed.
(g) The Company has not been a member of an affiliated group (as defined in Section 1504 of the Code), filed or been included in a combined, consolidated or unitary income Tax Return, or is a partner, member, owner or beneficiary of any entity treated as a partnership or a trust for Tax purposes. The Company has no Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 or similar state or local Laws, as a successor or transferee, by contract or otherwise.
(h) The Company is not a party to or bound by any Tax allocation or Tax sharing agreement or has no contractual obligation to indemnify any other Person with respect to Taxes.
(i) True, correct and complete copies of all income and sales Tax Returns filed by or with respect to the Company for the taxable period ending on December 31, 2015 have been delivered or made available to Purchaser.
(j) The Company has not participated in any reportable transaction as contemplated in Treasury Regulations Section 1.6011-4. The Company has disclosed on its federal Income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal Income Tax within the meaning of Section 6662 of the Code.
(k) The Company is not subject to Tax or has a permanent establishment in any foreign jurisdiction.

(l) The Company has no pending ruling requests filed by it or on its behalf with any taxing authority or Governmental Body.
(m) The Company is, and has been since its date of formation, a partnership for Income Tax purposes.
Section 3.8 Real Property.
(a) The Company does not own and has never owned any real property or interest in real property.
(b) Section 3.8(b) of the Disclosure Schedule sets forth a true, correct and complete list of all leases related to real property currently leased by the Company (individually, a “Real Property Lease” and the real properties specified in such leases being referred to herein collectively as the “Leased Properties”), and (i) the address of each such Leased Property, and (ii) the use of each such Leased Property. The Company has a valid, binding and enforceable leasehold interest under each of the Real Property Leases, subject to Standard Exceptions. The Company has not received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default under any Real Property Lease and the Company, and, to the Company’s Knowledge, each other party thereto, are in compliance with all obligations of such party thereunder. The Company has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Properties or any portion thereof. The Company’s possession and quiet enjoyment of Leased Property under any Real Property Lease has not been disturbed and there are no disputes with respect to any Real Property Lease. The Company has not collaterally assigned or granted any other Lien in any Real Property Lease or any interest therein (other than Permitted Liens). There are no Liens on the estate or interest created by any Real Property Lease (other than Permitted Liens). The Company has delivered to Purchaser complete and correct copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.
(c) To the Company's Knowledge, the Leased Properties are in compliance with all applicable building, zoning, subdivision, health and safety and other land use Laws, including the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Leased Properties (collectively, the “Real Property Laws”), and the current use or occupancy of the Leased Properties or operation of the Business thereon does not violate any Real Property Laws. The Company has not received any notice of violation of any Real Property Law. To the Company's Knowledge, there is no pending or threatened zoning application or proceeding or condemnation, eminent domain or taking proceeding with respect to the Leased Properties.
(d) The Leased Properties constitute all interests in real property currently used or currently held for use in connection with the Business or which are necessary for the continued operation of the Business as the Business is currently conducted.
Section 3.9 Tangible Personal Property; Title; Sufficiency of Assets.
(a) Section 3.9(a) of the Disclosure Schedule lists all leases of personal property leases (“Personal Property Leases”) involving annual payments in excess of $15,000 relating to personal property used by the Company or to which the Company is a party or by which the properties of the Company are bound. The Company has delivered to Purchaser complete and correct copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto. The Company has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee, and there is no default under any Personal Property Lease by the Company, or, to the Company's Knowledge, by any other party thereto.

(b) The Company (and not any Affiliate thereof) has good and marketable title to all its assets, free and clear of any and all Liens, except for Permitted Liens. Such assets include all assets, rights and interests (i) reasonably required for the continued conduct of the Business as presently conducted by the Company and (ii) used in connection with the achievement of the results reflected in the Financial Statements.
(c) All tangible personal property owned by the Company, and all of the items of tangible personal property used by the Company under the Personal Property Leases, are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Section 3.9(c) of the Disclosure Schedule lists all of tangible personal property owned by the Company valued in excess of $5,000.
Section 3.10 Intellectual Property.
(a) The Company owns, free and clear from all Liens, except for Permitted Liens, or otherwise possesses legally enforceable rights to use all of the Intellectual Property used in and/or reasonably necessary to the conduct of Business. The Intellectual Property owned by the Company (“Owned Intellectual Property”) and the Intellectual Property licensed to the Company under the Intellectual Property Licenses (as defined hereinafter in Section 3.10 (b)) comprise all of the Intellectual Property that is used in or is reasonably necessary to conduct the Business.
(b) Section 3.10(b)(i) of the Disclosure Schedule sets forth a true, correct and complete list of all Owned Intellectual Property for which a registration or application has been filed with a Governmental Body, including patents, trademarks, service marks, domain names, copyrights and trade names, issued by or registered with, or for which any application for issuance or registration thereof has been filed with, any Governmental Body. All required filings and fees related to the Owned Intellectual Property have been timely filed with and paid to the relevant Governmental Body and authorized registrars, and all Owned Intellectual Property is otherwise in good standing. Except as set forth in Section 3.10(b)(ii) of the Disclosure Schedule, there are no actions that must be taken by the Company within 180 days of Closing, including responding to office actions, the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Owned Intellectual Property. Section 3.10(b)(iii) of the Disclosure Schedule sets forth a complete and correct list of all written or oral licenses and arrangements (other than ordinary course licenses of commercially available software), (A) pursuant to which the use by any Person of Intellectual Property is permitted by the Company or (B) pursuant to which the use by the Company of Intellectual Property is permitted by any Person (collectively, the “Intellectual Property Licenses”). The Intellectual Property Licenses are valid, binding and enforceable between the Company and the other parties thereto and are in full force and effect. There is no default under any Intellectual Property License by the Company, or, to the Company's Knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. The Company, and, to the Company's Knowledge, each other party thereto are in compliance with all obligations under each Intellectual Property License.

(c) To the Company's Knowledge, no Person is infringing or misappropriating any Intellectual Property rights of the Company. The operation of the Business as it has been conducted since January 1, 2013 and as it is currently conducted does not infringe or misappropriate, and will not infringe or misappropriate, when conducted by Purchaser in substantially the same manner following the Closing, any Intellectual Property rights of any Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction. The Company has not received notice from any Person claiming that the operation of the Business as it has been conducted since January 1, 2013 or as it is currently conducted infringes or misappropriates any Intellectual Property rights of any Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction.
(d) There is no claim or demand of any Person pertaining to, or any proceeding which is pending or, to the Company's Knowledge, threatened, that challenges the rights of the Company in respect of any Owned Intellectual Property, or claims that any default exists under any Intellectual Property License.
(e) No Owned Intellectual Property or Product of the Company is subject to any Legal Proceeding, Order or settlement agreement that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Owned Intellectual Property.
(f) Except as described in Section 3.10(f)(i) of the Disclosure Schedule, all employees and consultants of the Company and all other Persons involved in the development of Owned Intellectual Property, have entered into confidentiality and assignment of inventions agreements substantially in the form included in Section 3.10(f)(ii) of the Disclosure Schedule and no Person that has developed or created software, code or other copyrightable work for the Company retains any Intellectual Property in the software, code or other copyrightable work.
(g) The Company owns and possesses all source code for all software owned by it and owns or has valid licenses for all software used in the Business. The Company has taken all actions customary in the software industry to document the software which is Owned Intellectual Property and its operation, such that such software, including its source code and documentation, have been written in a clear and professional manner so that they may be understood, modified and maintained in an efficient manner by competent programmers. To the Company's Knowledge, neither the Company nor any Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code related to Owned Intellectual Property except for disclosures to employees, contractors or consultants under agreements that prohibit use or disclosure except in the performance of services to the Company. The Company is not a party to any source code escrow agreement or other agreement requiring the deposit of source code of any Owned Intellectual Property.

(h) The Company has taken appropriate security measures (i) to safeguard and maintain the secrecy and confidentiality of the Owned Intellectual Property that comprises trade secrets or other confidential information, and (ii) to protect the secrecy of the confidential and proprietary information and materials used in the Business, and, to the Company’s Knowledge, there has not been any release, publication, disclosure or other dissemination of such confidential and proprietary information and materials except as permitted under confidentiality and non-disclosure agreements.
(i) The computer, information technology and data processing systems, facilities and services used by the Company, including all software, hardware, networks, communications facilities, platforms and related systems and services in the custody or control of the Company (collectively, “Systems”), are (i) free from all material defects in design, workmanship and materials, (ii) sufficient for the needs of that Company to conduct the Business as currently conducted, (iii) sufficient to provide for the back-up, archival and recovery of the critical business data of the Company in the event of a disaster, and (iv) in good working condition to perform all computing, information technology and data processing operations necessary for the operation of the Company as currently conducted and perform reliably and in material conformance with the appropriate specifications or documentation for such systems. All Systems are owned and operated by and are under the control of the Company. From and after the Closing Date, Purchaser will have and be permitted to exercise the same rights with respect to the Systems as the Company would have had and been able to exercise had this Agreement not been entered into and the transactions contemplated hereby not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties, or payments which the Company would have otherwise been required to pay anyway. None of the Systems have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any substantial disruption or interruption in or to the use of any such Systems by the Company.
(j) Section 3.10(j) of the Disclosure Schedule lists all software that is distributed as “open source software” or under a similar licensing or distribution model (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (collectively, “Open Source Software”) that has been used, linked to and/or incorporated into any Product in any way and describes the manner in which such Open Source Software was used and/or incorporated (such description shall include, without limitation, whether (and if so, how) the Open Source Software was modified and/or distributed by the Company and whether (and if so, how) such Open Source Software was incorporated into and linked in any Product). The Company has not used and/or incorporated Open Source Software in any manner that would (i) require the disclosure or distribution in source code form of any Owned Intellectual Property, (ii) require the licensing of any Owned Intellectual Property for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution of any Product, (iv) create, or purport to create, obligations for the Company with respect to Owned Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under Owned Intellectual Property or (v) impose any other material limitation, restriction, or condition on the right of the Company to use or distribute any Product. With respect to any Open Source Software that is or has been used and/or incorporated by the Company in any way, the Company has been and is in compliance with all applicable licenses with respect thereto, the URLs or complete copies of which have been made available to Purchaser.

Section 3.11 Contracts.
(a) Section 3.11(a) of the Disclosure Schedule sets forth all of Contracts to which the Company is a party or by which its or any of its assets are bound.
(b) True, correct and complete copies of the Contracts required to be set forth in Section 3.11(a) of the Disclosure Schedule have previously been and/or will prior to Closing be provided to Purchaser by the Company. All of the Contracts disclosed or required to be disclosed in Section 3.11(a) of the Disclosure Schedule shall, following the Closing, remain enforceable by the Company and, to the Company's Knowledge, binding on the other parties thereto, without the Consent of any Person. The Company, and to the Company's Knowledge, each other party thereto are in compliance with all of their respective obligations under each such Contract. The Company is not in default, and no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default, under any such Contract or any other obligation owed by the Company, and, to the Company's Knowledge, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default by any other party to any such Contract. Each of the Contracts disclosed or required to be disclosed in Section 3.11(a) of the Disclosure Schedule is in full force and effect, is valid and enforceable in accordance with its terms and, to the Company's Knowledge, is not subject to any claims, charges, setoffs or defenses. There are no disputes pending or threatened under any such Contract.
Section 3.12 Employee Benefits.
(a) Section 3.12(a) of the Disclosure Schedule sets forth a complete and correct list of (i) all “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other pension plans or employee benefit agreements, arrangements, programs or payroll practices (including severance pay, other termination benefits or compensation, vacation pay, salary, company awards, equity option, equity purchase, salary continuation for disability, sick leave, retirement, deferred compensation, bonus or other incentive compensation, equity purchase arrangements or policies, hospitalization, medical insurance, life insurance and scholarship programs) (whether funded or unfunded, written or oral, qualified or nonqualified), sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”) for the benefit of any employee, leased employee, manager, director, officer, member, shareholder or independent contractor (in each case either current or former) of the Company or the Company ERISA Affiliate (“Employee Benefit Plans”). The Company has no Liability or contingent Liability with respect to any plan, arrangement or practice of the type described in this Section 3.12(a) other than the Employee Benefit Plans set forth on Section 3.12(a) of the Disclosure Schedule.

(b) Neither the Company nor Company ERISA Affiliates has ever participated in, been required to contribute to, or otherwise been required to participate in any plan, program or arrangement subject to Title IV of ERISA.
(c) Each of the Employee Benefit Plans intended to qualify under Section 401(a) or 403(a) of the Code (“Qualified Plans”) has received a determination letter from the IRS to such effect and the trusts maintained thereto are exempt from federal income taxation under Section 501 of the Code and nothing has occurred or will occur through the Closing with respect to any such plan which would reasonably be expected to cause the loss of such qualification or exemption. There has been no termination or partial termination of such Qualified Plan within the meaning of Code Section 411(d)(3) and the present value of all Liabilities under any such plan will not exceed the current fair market value of the assets of such plan (determined using the actuarial assumption used for the most recent actuarial valuation for such plan).
(d) All contributions, reimbursements, accruals and premiums required by Law or by the terms of any Employee Benefit Plan or any agreement relating thereto for all periods ending prior to or as of the Closing have been timely paid or properly accrued on the Balance Sheet and the Books and Records of the Company.
(e) True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans, have been delivered to Purchaser: (A) any plans and related trust documents (all amendments thereto), investment management agreements, administrative service contracts, group annuity contracts, insurance contracts, collective bargaining agreements and employee handbooks, (B) the most recent Forms 5500 for the past three years and schedules thereto, (C) the most recent consolidated financial statements and actuarial valuations for the past three years, (D) the most recent IRS determination letters, (E) the most recent summary plan descriptions (including letters or other documents updating such descriptions) and (F) written descriptions of all non-written agreements relating to the Employee Benefit Plans.
(f) Each of the Employee Benefit Plans complies in all material respects with its terms and all provisions of applicable Law, including ERISA and the Code, and all reporting requirements have been satisfied on a timely basis.
(g) No “prohibited transaction”, within the meaning of ERISA or the Code, or breach of any duty imposed on “fiduciaries” pursuant to ERISA has occurred with respect to any Employee Benefit Plan.
(h) Except as set forth on Section 3.12(a) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (in each case either alone or in conjunction with any other event) will, with or without the passage of time or the giving of notice (i) result in any payment becoming due to any service provider; (ii) increase any benefits otherwise payable to any service provider including under any Employee Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(i) Each Employee Benefit Plan that purports to provide benefits which qualify for tax-favored treatment under Sections 79, 105, 106, 117, 120, 125, 127, 129, and 132 of the Code satisfies the requirements of said Section(s).
(j) The Company has taken such actions necessary with respect to each Employee Benefit Plan to ensure that no service provider of the Company is subject to taxes or penalties under Section 409A of the Code.
Section 3.13 Labor.
(a) Section 3.13(a) of the Disclosure Schedule contains a list of all persons who are employees, consultants or contractors of the Company as of the date hereof, and sets forth for each such individual the following: (i) name, (ii) title or position (including whether full or part time), (iii) hire date, (iv) current annual or hourly base compensation rate, (v) commission, bonus or other incentive-based compensation, and (vi) designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act.
(b) The Company is not, nor has it ever been, a party to or bound by any labor or collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Company's Knowledge, attempting to represent any employee.
(c) Except for Company employee Ryan Lamarthe, to the Company's Knowledge, no executive or employee currently has any plans to terminate employment with the Company independently of or as a result of the transactions contemplated by this Agreement. There are no internal complaints or reports by any current or former employee, consultant or independent contractor pursuant to the anti-harassment policy of the Company that are pending or under investigation.
Section 3.14 Litigation. Except as set forth in Section 3.14 of the Disclosure Schedule, there is no Legal Proceeding currently or in the past three years, pending or, to the Company's Knowledge, threatened against the Company (or pending or threatened against any of the officers, directors or key employees of the Company in relation to the Company or the Business) before any court or other Governmental Body or any arbitral tribunal, nor, to the Company’s Knowledge, is there any basis for any such Legal Proceeding. The Company has not received any written memorandum or legal advice from legal counsel retained by the Company to the effect that it is exposed, from a legal standpoint, to any Liability. The Company has not engaged in any Legal Proceeding to recover monies due it or for damages sustained by it. The Company is not subject to any Order of any Governmental Body.
Section 3.15 Compliance with Laws; Permits.
(a) To the Company’s Knowledge, the Company has, at all times, been in compliance with all Laws applicable to it, or the operation, use, occupancy or ownership of its assets or properties or the conduct of the Business. The Company has not received written notice from any Governmental Body of any failure to comply with any Law, and the Company has no Knowledge of any failure to comply with any Law. There is no investigation by a Governmental Body pending against or, to the Company's Knowledge, threatened against the Company.

(b) Section 3.15(b) of the Disclosure Schedule contains a complete and accurate list of each Permit that is held by the Company or that otherwise relates to the Business and the Leased Real Property. Each Permit listed or required to be listed in Section 3.15(b) of the Disclosure Schedule is valid and in full force and effect. Except as set forth in Section 3.15(b) of the Disclosure Schedule, the Company is, and has been, in full compliance with all of the terms and requirements of each of its Permits identified or required to be identified in Section 3.15(b) of the Disclosure Schedule. The Permits identified in Section 3.15(b) of the Disclosure Schedule collectively constitute all of the Permits necessary to enable the Company to lawfully conduct and operate the Business and to own and use its assets in the manner in which it currently owns and uses such assets. The Company currently maintains all Permits identified or required under the terms of the Included Contracts.
Section 3.16 Environmental Matters. Except as set forth in Section 3.16 of the Disclosure Schedule:
(a) The Company has not received any request for information pertaining to any environmental matter from any Governmental Body regarding the Company, any current or former owned or leased real properties or any offsite disposal facilities used by the Company.
(b) The Company has not incurred, assumed or undertaken any contingent Liability in connection with any Release of any Hazardous Materials into the indoor or outdoor environment (whether on-site or off-site) and there are no facts, circumstances or conditions relating to, arising out of or attributable to it that could give rise to Liability under Environmental Laws.
(c) To the Company's Knowledge, there is not located at any of the properties of the Company any (i) underground storage tanks, (ii) asbestos or asbestos-containing material (iii) equipment containing polychlorinated biphenyls, (iv) lead-based paint, or (v) mold; and
(d) The Company has delivered to Purchaser all environmentally related audits, studies, reports, analyses, and results of investigations that have been performed within the previous fifteen months with respect to the currently or previously owned, leased or operated properties of the Company.
Section 3.17 Insurance. Section 3.17 of the Disclosure Schedule includes a true, correct and complete list and description, including policy number, coverage and deductible, of all insurance policies owned by the Company, complete copies of which policies will be delivered to Purchaser by the Company prior to Closing. Such policies are in full force and effect, all premiums due thereon have been paid and the Company is not in default thereunder. Such insurance policies are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound. The Company has not received any notice of cancellation or intent to cancel or increase or intent to increase premiums with respect to such insurance policies nor, to the Company's Knowledge, is there any basis for any such action. Section 3.17 of the Disclosure Schedule also contains a true, correct and complete list of all pending claims and any claims in the past fifteen months with any insurance company by the Company and any instances within the previous fifteen months of a denial of coverage of the Company by any insurance company.

Section 3.18 Receivables; Payables.
(a) The accounts receivable and notes receivable of the Company reflected in the Balance Sheet and arising after the date thereof have arisen in bona fide arm’s-length transactions in the ordinary course of business consistent with past custom and practice, and, subject to the allowance for doubtful accounts set forth in the Balance Sheet, all such receivables are valid and binding obligations of the account debtors without any counterclaims, setoffs or other defenses thereto. All such reserves, allowances and discounts were and are adequate and consistent in extent with the reserves, allowances and discounts previously maintained by the Company in the ordinary and usual course of business consistent with past custom and practice and determined in accordance with GAAP. A true, accurate and complete list of all accounts receivable and notes receivable of the Company as of the date hereof is included in Section 3.18(a) of the Disclosure Schedule.
(b) All accounts payable of the Company reflected on the Balance Sheet and arising after the date thereof are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable, except for accounts payable that are being disputed in good faith in an appropriate manner and for which there are adequate reserves on the Balance Sheet, or, with respect to accounts payable arising after the Balance Sheet Date, on the accounting records of the Company. A true, accurate and complete list of all accounts payable and notes payable of the Company as of the date hereof is included in Section 3.18(b) of the Disclosure Schedule.
Section 3.19 Products and Services.
(a) Each Product developed or sold by the Company has been developed and sold in accordance with (i) the specifications under which the Product is normally and has normally been developed and sold, and (ii) the provisions of all applicable Laws, policies, guidelines and any other requirements and regulations of all Governmental Bodies.
(b) There are no claims existing or threatened under or pursuant to any warranty, whether express or implied, on Products sold or maintained by the Company or with respect to any service provided by the Company. There are no claims existing and there is no basis for any claim against the Company for injury to persons or property as a result of the sale, distribution, manufacture or repair of any Product by the Company, including claims arising out of the defective or unsafe nature of its Products.
(c) Section 3.19(c) of the Disclosure Schedule hereto sets forth the terms of the Product warranties and service warranties of the Company that have been and are being made for Products sold and/or services provided prior to or as of the date of this Agreement. There is no basis for Product or service warranty claims which would result in costs materially in excess of the reserve for Product and service warranty claims set forth on the face of the Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. Except as set forth in Section 3.19(c) of the Disclosure Schedule, no Product developed or sold by the Company and no service provided by the Company is subject to any guaranty, warranty, or other indemnity beyond those imposed by applicable Law. The Company does not have any material Liability arising out of any injury to Persons or property as a result of any service provided by the Company, or the ownership, use or possession of any Products manufactured, repaired, sold or distributed by the Company. The Products developed or sold by the Company have been, in all material respects, in conformity with all applicable contractual commitments and all express and implied warranties.

Section 3.20 Customers and Suppliers.
(a) Section 3.20(a) of the Disclosure Schedule sets forth a complete and correct list of all customers of the Company for the fiscal year ended December 31, 2016 that represented revenue of more than $25,000 during such period and the amount of revenue from each such customer during such period. Except as set forth on Section 3.20(a) of the Disclosure Schedule, since December 31, 2015, no such customer has cancelled or otherwise terminated, reduced, or threatened to cancel or terminate or reduce, its relationship with the Company, nor is there any dispute therewith. To the Company's Knowledge, there is no reasonable basis to believe that the transactions contemplated in connection herewith will have an adverse impact on the relationship between the Company, on the one hand, and any customer listed in Section 3.20(a) of the Disclosure Schedule, on the other hand. The Company does not hold itself out as, and has never been, a small business, or a female, foreign nationality, disadvantaged or minority owned business, or otherwise participated in any similar set-aside or business program or arrangement.
(b) Section 3.20(b) of the Disclosure Schedule sets forth a complete and correct list of all suppliers of the Company for the fiscal year ended December 31, 2016 that represented expenditures of $25,000 or more during such period and the amount of purchase from each such each such supplier during such period. Except as set forth on Section 3.20(b) of the Disclosure Schedule, since December 31, 2015, no such supplier has cancelled or otherwise terminated, reduced, or threatened to cancel or terminate or reduce, its relationship with the Company, nor is there any dispute therewith.
Section 3.21 Related Party Transactions. Except as set forth in Section 3.21 of the Disclosure Schedule, the Company has not loaned or borrowed any amounts to or from, and does not have outstanding any Indebtedness or other similar obligations to or from, any Affiliate of the Company or any Seller Party or any officer, manager, director, employee, stockholder or partner of any of them. Except as described in Section 3.21 of the Disclosure Schedule, since December 2015, neither any Seller Party nor any Affiliate of any of them nor any officer, manager, director, employee, shareholder or partner of any of them of any of them (i) has owned any direct or indirect interest of any kind in, or controls or is a manager, director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, distributor, customer, landlord, tenant, creditor or debtor of the Company, (B) engaged in a business that competes with the Business, or (C) a participant in any material transaction to which the Company has been a party or (ii) has been a party to any Contract with the Company or engaged in any transaction or business with the Company. The Company has no Contract or understanding with any Seller Party or any officer, manager, director, employee, member, shareholder or partner of the Company, or any Affiliate of any such Person that relates, directly or indirectly, to the subject matter of any Transaction Document or the consideration payable thereunder or that contains any terms, provisions or conditions relating to the entry into or performance of any Transaction Document by the Company.

Section 3.22 Brokers Fees. Except as set forth in Section 3.22 of the Disclosure Schedule, the Company has no Liability to pay any (a) fees, commissions or other amounts to any investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement, or (b) other Change of Control Payments.
Section 3.23 Absence of Certain Business Practices. Except as set forth in Section 3.23 of the Disclosure Schedule, the Company and Halcyon have not, and no Affiliate or agent of the Company or Halcyon, and no other Person acting on behalf of or associated with Halcyon or the Company, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier or employee or agent of any customer or supplier of the Company; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier or employee or agent of any customer or supplier of the Company, any official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other Person who was, is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction), in each case which (i) may subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the assets, Business, or operations of the Company, or (iii) if not continued in the future, may adversely affect the assets, business, or operations of the Company.
Section 3.24 Books and Records. The Books and Records, all of which have been provided or made available to Purchaser, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices. A copy of the minute book of the Company has been provided to Purchaser.
Section 3.25 Bank Accounts; Powers of Attorney. Section 3.25 of the Disclosure Schedule sets forth:
(a) with respect to any borrowing or investment arrangements, deposit or checking accounts or safety deposit boxes of the Company, the name of the financial institution, the type of account and the account number; and
(b) the name of each Person holding a general or special power of attorney from or with respect to the Company and a description of the terms of each such power.
Section 3.26 No Misrepresentation. No representation or warranty of the Company contained in this Agreement or any other Transaction Document or in the Disclosure Schedule hereto or in any certificate or other instrument furnished to Purchaser in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

Section 3.27 Names. All names under which (i) the Company does, and has during the past fifteen months done, business and (ii) the Business operates, and has during the past fifteen months operated, are specified in Section 3.27 of the Disclosure Schedule.
Section 3.28 Not a Foreign Person. The Company is not a “foreign person” which would subject Purchaser to the withholding tax provisions of Section 1445 of the Internal Revenue Code of 1986, as amended, or which would require Purchaser to notify the U.S. Department of State, Directorate of Defense Trade Controls, pursuant to the provisions of 33 C.F.R. § 122.4(a)(2).
Section 3.29 Investor Status. Each Seller Party (a) has such knowledge and experience in financial and business matters, knows of the high degree of risk associated with investments generally and particularly investments in the securities of companies such as Purchaser, and is capable of evaluating the merits and risks of acquiring and holding the Purchaser Shares, (b) has been given the opportunity to (i) ask questions of, and receive answers from, Purchaser concerning matters pertaining to an investment in Purchaser and (ii) obtain any additional information which Purchaser can acquire without unreasonable effort or expense that is necessary to evaluate the merits and risks of an investment in Purchaser, (c) acknowledges that neither Purchaser nor any of its officers, directors, employees, agents or stockholders has made any representations, warranties or guaranties to the Seller Parties with respect to an investment in Purchaser or rendered any investment advice to the Company, (d) understands that the Purchaser Shares are being issued without registration under the Securities Act under Blue Sky Laws or under the securities laws or laws of similar import of any other country or jurisdiction, in reliance upon exemptions provided by the Securities Act, the Blue Sky Laws and such other securities laws or laws of similar import, and the regulations promulgated thereunder, (e) agrees that the Company is the sole party in interest as to the Purchaser Shares to be acquired by the Company under this Agreement and is acquiring the Purchaser Shares for the Company’s own account, not with a view toward the resale or distribution thereof and with the intent of holding the Purchaser Shares indefinitely, (f) is aware that there is no assurance that Purchaser’s business or operations will be successful, and acknowledge that the Purchaser Shares to be acquired hereunder may currently or in the future have no monetary value and acknowledge that such parties have been advised that an acquisition of the Purchaser Shares involves a high degree of risk and is suitable only for persons of adequate financial means who have no need for liquidity with respect to the Purchaser Shares and who can afford the risk of a complete loss of any value of the Purchaser Shares and acknowledge that such parties meet such criteria, (g) understands the speculative nature of and risks involved in the proposed acquisition of Purchaser Shares, (h) is able to bear the economic risk associated with the Purchaser Shares for an indefinite period of time, (i) is an “accredited investor” (as such term is defined in Regulation D promulgated under the Securities Act, and attached at Attachment 1 hereto); and (j) acknowledges that Purchaser intends to amend its Articles of Incorporation after the date hereof substantially in the form attached as Exhibit E hereto (the "Articles Amendment"), that if Purchaser elects to so amend its Articles of Incorporation the Company's rights as a stockholder of Purchaser may be adversely affected as a result of such amendment, and that each Seller Party has reviewed the Articles Amendment and consents thereto. The Seller Parties acknowledge that, to the extent the Purchaser Shares are certificated, the certificate(s) will include the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FROM THE ISSUER WITHOUT BEING REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND ARE RESTRICTED SHARES AS THAT TERM IS DEFINED UNDER RULE 144, PROMULGATED UNDER THE SECURITIES ACT.  THESE SHARES MAY NOT BE SOLD, PLEDGED, TRANSFERRED, DISTRIBUTED, OR OTHERWISE DISPOSED OF IN ANY MANNER (“TRANSFER”) UNLESS SUCH SHARES ARE REGISTERED UNDER THE SECURITIES ACT OR EXCEPT PURSUANT TO A VALID EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS AS EVIDENCED BY AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE ISSUER, STATING THAT THE TRANSFER WILL NOT RESULT IN A VIOLATION OF THE SECURITIES ACT.
Section 3.30   No Other Representations. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, NEITHER THE SELLER PARTIES NOR ANY OF THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES ARE HEREBY MAKING ANY REPRESENTATION OR WARRANTY TO THE PURCHASER, OR ANY OF ITS AFFILIATES, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to the Company that the following statements are correct and complete as of the date hereof:
Section 4.1 Organization. Purchaser is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business. Purchaser is duly qualified or authorized to do business as a foreign company and is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.
Section 4.2 Authorization and Enforceability. The execution, delivery and performance of this Agreement and Transaction Documents to which Purchaser is a party have been duly authorized by all necessary action by or on behalf of Purchaser. Purchaser has full power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to perform its obligations hereunder and thereunder. This Agreement and each Transaction Document to which Purchaser is or will be a party has been or will be duly and validly executed and delivered and constitutes the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Standard Exceptions.

Section 4.3 Conflicts; Consent of Third Parties. Neither the execution and the delivery by Purchaser of this Agreement and the other Transaction Documents to which it is a party, nor the consummation of the transactions contemplated hereby and thereby on the part of Purchaser, will, with or without the passage of time or the giving of notice (a) conflict with, or result in the breach of, any provision of the Governing Documents of Purchaser or (b) conflict with, violate, result in the breach or termination of, or constitute a default under, result in an acceleration of, or create in any party the right to accelerate, terminate, modify or cancel, any Contract to which Purchaser is a party or by which Purchaser or its properties or assets are bound.
Section 4.4 Brokers Fees. Purchaser has no Liability to pay any fees, commissions or other amounts to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
Section 4.5 No Proceedings. No suit, action or other proceeding is pending before any Governmental Body seeking to restrain or prohibit Purchaser from entering into this Agreement or to prohibit the Closing or the performance of any other obligation hereunder.
Section 4.6 Issuance of Purchaser Shares. The issuance of the Purchaser Shares hereunder is duly authorized and, when issued and delivered in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, will have been issued in compliance with applicable securities Laws or exemptions therefrom, will not be issued in violation of any preemptive rights of any stockholder of Purchaser or any other Person and shall be issued and delivered by Purchaser to the Company, pursuant to this Agreement free of any Liens, subject to the restrictions set forth herein and applicable securities Laws. Effective on and immediately after the Closing Date, the Purchaser Shares shall represent sixteen and eight tenths percent (16.8%) of the total issued and outstanding shares of stock of the Purchaser.
Section 4.7 No Insolvency. There is no pending or threatened bankruptcy or insolvency proceedings by or against Purchaser.
Section 4.8 No Other Representations. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, NEITHER THE PURCHASER NOR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES IS HEREBY MAKING ANY REPRESENTATION OR WARRANTY TO THE SELLER PARTIES, OR ANY OF THEIR AFFILIATES, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY.
ARTICLE V
 COVENANTS
Section 5.1 Conduct of Business by the Company Pending the Closing. The Company and Halcyon agree that, between the date of this Agreement and the Closing, except as expressly contemplated by this Agreement or as set forth in Section 5.1 of the Disclosure Schedule, the business of the Company shall be conducted in the ordinary course of business and in a manner consistent with past practice, and the Company shall use its reasonable efforts (A) to preserve substantially intact the business organization of the Company, (B) to preserve the assets and properties of the Company in good repair and condition, (C) to maintain and protect rights in the Owned Intellectual Property, and (D) to preserve the current relationships of the Company with customers, suppliers, licensees, licensors, developers, employees and independent contractors, in each case in the ordinary course of business and in a manner consistent with past practice. Except as expressly contemplated by any other provision of this Agreement or as set forth in Section 5.1 of the Disclosure Schedule, Seller Parties agree that the Company shall not between the date of this Agreement and the Closing, do any of the following without the prior written consent of Purchaser:

(a) amend or otherwise change its Governing Documents;
(b) issue, sell, pledge, dispose of, grant, encumber, or otherwise subject to any Lien, or authorize such issuance, sale, pledge, disposition, grant or encumbrance of or subjection to such Lien: (i) any Units or other securities of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any Units or other securities (including any phantom or profit interest) of the Company, or (ii) any properties or other assets of the Company other than the sales of any Product in the ordinary course of business and in a manner consistent with past practice;
(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its Units;
(d) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any capital stock of the Company;
(e) (i) acquire (including by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization (or any division thereof) or any property or asset, except assets in the ordinary course of business and in a manner consistent with past practice; (ii) authorize, or make any commitment with respect to, any capital expenditure; (iii) acquire, enter into or extend any option to acquire, or exercise an option to acquire, real property or commence construction of, or enter into any Contract to develop or construct, any real estate projects; (iv) enter into any material new line of business; or (v) make any material investments in Persons;
(f) increase or accelerate (including acceleration of funding) the compensation payable or to become payable or the benefits provided to its current or former directors, officers, consultants, managers or employees, except for increases in compensation in the ordinary course of business and in a manner consistent with past practice; (ii) grant any retention, severance or termination pay to, or enter into any employment, consulting, management, bonus, change of control, severance or similar agreement with, any current or former director, officer, consultant, manager or other employee of the Company; (iii) establish, adopt, enter into, terminate or amend any Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement for the benefit of any current or former director, officer, consultant, manager or employee except as required by Law; (iv) loan or advance any money or other property to any current or former director, officer, consultant, manager or employee of the Company; or (v) grant any equity or equity based awards;

(g) change any of the material accounting policies, practices or procedures used by the Company as of the date hereof, except as may be required as a result of a change in applicable Law or in GAAP;
(h) make any change (or file for such change) in any method of Tax accounting;
(i) make, change, revoke or rescind any Tax election, file any amended Tax Return, enter into any closing agreement relating to Taxes, waive or extend the statute of limitations in respect of Taxes, settle or compromise any claim or dispute relating to Taxes, surrender any right to claim for a Tax refund or file any Tax Returns inconsistently with past practice;
(j) pay, discharge, waive, settle or satisfy any claim, liability or obligation, other than the payment, discharge, waiver, settlement or satisfaction of accounts payable in the ordinary course of business and consistent with past practice;
(k) waive, release, assign, settle or compromise any pending or threatened Legal Proceeding (i) requiring payment by the Company in excess of $10,000 individually or $20,000 in the aggregate, unless such payments are fully covered by the Company’s insurance policies, or (ii) which adversely affects in any material respect the ability of the Company to conduct its business in a manner consistent with past practice;
(l) enter into, materially amend or modify or consent to the termination of (other than a termination in accordance with its terms) any Included Contract, or (ii) amend, waive, modify or consent to the termination of (other than a termination in accordance with its terms) the Company’s rights thereunder;
(m) make any expenditure in connection with any advertising or marketing, other than in the ordinary course of business and consistent with past practice;
(n) fail to maintain in full force and effect the existing insurance policies covering the Company and its properties, assets and business;
(o) effectuate a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act;
(p) form a Company Subsidiary;
(q) except as required by this Agreement, repurchase, repay or incur any Indebtedness, other than ordinary course trade payables;
(r) amend, modify or waive any term of any outstanding security of the Company;
(s) enter into any labor or collective bargaining agreement, memorandum of understanding, grievance settlement or any other agreement or commitment to or relating to any labor union, except as required by Law;

(t) adopt or put into effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company other than as contemplated hereunder;
(u) take or agree to take any action that would or is reasonably likely to result in any of the representations and warranties of the Company set forth in this Agreement being untrue or in any of the conditions hereunder not being satisfied;
(v) cause or permit any of the Real Property Leases or any agreement entered into in connection therewith, including any non-disturbance agreement, to be amended, modified, extended, renewed or terminated, nor shall the Company enter into any agreement in connection with the Real Property Leases (including agreements for or with respect to improvements or alterations and including the acceptance of punchlists), or into any new lease, sublease, license or other agreement for the use or occupancy of any real property;
(w) amend the Cycle Redemption Agreement; or
(x) authorize, commit or agree to do any of the foregoing.
Section 5.2 Access to Information.
(a) From the date of this Agreement until the Closing, the Company shall (and Halcyon shall cause the Company to): (i) provide to Purchaser and to the officers, directors, employees, accountants, consultants, legal counsel, financing sources, agents and other representatives (collectively, “Representatives”) of Purchaser reasonable access, during normal business hours and upon reasonable prior notice by Purchaser, to the officers, employees, agents, properties, offices and other facilities of the Company and to the books and records thereof, and (ii) furnish promptly to Purchaser and its Representatives such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company as Purchaser or its Representatives may reasonably request.
(b) Any actions taken pursuant to this Section 5.2, and/or the failure to take any actions pursuant to this Section 5.2 shall not affect any representation or warranty in this Agreement of any Party or any condition to the obligations of the Parties hereto.
Section 5.3 Notification of Certain Matters. Seller Parties shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Seller Parties, of any failure of Seller Parties, the Company or Purchaser, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. In addition, Seller Parties shall give prompt written notice to Purchaser, and Purchaser shall give prompt written notice to Seller Parties, of any notice or other communication (i) from any Person and the response thereto of alleging that the consent of such Person is or may be required in connection with this Agreement or the transactions contemplated hereby or (ii) from any Governmental Body and the response thereto in connection with this Agreement or the transactions contemplated hereby.
Section 5.4 Further Action; Commercially Reasonable Efforts.

(a) Seller Parties and Purchaser shall use their commercially reasonable efforts to take all action required of it and to do all things necessary, proper or advisable on its part in order to consummate and make effective the transactions contemplated by this Agreement and each of the other Transaction Documents (including satisfaction, but not waiver, of the conditions set forth in Article VI). In the event that the Company shall fail to obtain any third party consent described above, the Company and Halcyon shall use reasonable efforts, and shall take such actions as are reasonably requested by Purchaser (including, but not limited to, entering into any transition or other agreements permitting Purchaser or its Subsidiaries following the Closing to use and operate under, at no cost to Purchaser, the Company's Permits until such time as Purchaser is able to obtain any such required consents for itself or its Subsidiaries) to minimize any adverse effect upon the Business and Purchaser resulting, or which could reasonably be expected to result, after the Closing, from the failure to obtain such consent. In addition, at the request of Purchaser, the Company and Halcyon shall use reasonable efforts to assist Purchaser in obtaining any estoppel certificates from any lessor of the Real Property Leases.
(b) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any Consent from any Person (other than a Governmental Body) with respect to the transactions contemplated hereunder, (i) without the prior written consent of Purchaser, the Company shall not pay or commit to pay to such Person whose Consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) except as otherwise agreed, none of Purchaser or its Affiliates shall be required to pay or commit to pay to such Person whose Consent is being solicited any cash or other consideration, make any commitment or to incur any liability or other obligation.
(c) Following the Closing, in the event and for so long as Purchaser actively is involved in, contesting or defending against any Legal Proceeding in connection with any fact, situation, circumstances, status, condition, activity, practice, plan, occurrence, event, incident, action, Tax matter, failure to act, or transaction involving the Company, each Seller Party shall cooperate reasonably with Purchaser and Purchaser’s counsel in such involvement, contest or defense, and provide such testimony and access to the Company’s books and records as shall be reasonably necessary in connection with such contest or defense, all at the sole reasonable cost and expense of Purchaser (unless Purchaser is entitled to indemnification therefor hereunder).
Section 5.5 Names and Logos. From and after the Closing, the Company will change its name so that it does not include the word “NextGen” and the Seller Parties will not, and will cause their respective Affiliates not to, use any names or logos incorporating or similar to “NextGen” or any derivatives thereof or any other trade name used in the Business other than at the direction of the Purchaser.
Section 5.6 Mail; Payments; Receivables. From and after the Closing, Seller Parties agree to refer to Purchaser all customer, supplier, employee or other inquiries or correspondence relating to the Company or and the conduct of the Business after the Closing Date. From and after the Closing, Seller Parties further agree to remit to the Company all payments on accounts receivable and invoices received by them or their Affiliates that relate to the Company within five (5) Business Days after receipt thereof.

Section 5.7 Public Announcements; Confidentiality.
(a) Unless otherwise required by applicable Law, no Seller Party shall, and each Seller Party shall cause its Affiliates, agents, representatives and professionals not to, make any disclosure or public announcements in respect of this Agreement or the transactions contemplated hereby (including price and terms) or otherwise communicate with any news media without the prior written consent of Purchaser.
(b) Each Seller Party and the Halcyon Members, and prior to Closing, Purchaser shall, and shall cause its respective Affiliates to, hold, and shall use its reasonable efforts to cause its or their respective representatives to hold, in confidence (and not disclose or provide access to any other Person) any and all information, whether written or oral, concerning the Company or the Business, except to the extent that such Party can show that such information is generally available to and known by the public through no fault of such Party or any of its respective Affiliates or representatives. If a Party bound by this Section 5.7(b) or any of its respective Affiliates or representatives is compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Party shall promptly notify the other Parties in writing and shall disclose only that portion of such information which such Party is advised by its counsel in writing is legally required to be disclosed; provided, however, that such Party shall use its reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
Section 5.8 Exclusivity.
(a) From the date of this Agreement until the Closing or, if earlier, the termination of this Agreement in accordance with its terms, Seller Parties shall not, and shall cause their Representatives not to, directly or indirectly: (i) initiate or knowingly solicit the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to any Acquisition Proposal (as hereinafter defined) or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations, or (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, stock purchase agreement, asset purchase agreement, license agreement, or stock exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring Seller Parties to abandon, terminate or fail to consummate the Agreement or breach their obligations hereunder or propose or agree to do any of the foregoing. Seller Parties shall, and shall cause their Representatives to, immediately cease and take any solicitation, knowing encouragement, discussion or negotiation with any Persons conducted by Seller Parties or any of their Representatives prior to the date of this Agreement with respect to any Acquisition Proposal.
(b) For purposes of this Agreement, “Acquisition Proposal” means any bona fide offer or proposal, or any indication of interest in making a bona fide offer or proposal, made by a Person or group at any time that is structured to permit such Person or group to acquire, in one transaction or a series of transactions, beneficial ownership of at least 5% of the assets of, equity interest in, or business of, the Company, taken as a whole, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, license of assets (including any Owned Intellectual Property) outside the ordinary course of business, tender offer or exchange offer or similar transaction, in each case other than the transactions contemplated hereby.

Section 5.9 Non-Competition; Non-Solicitation.
(a) Each Seller Party (which, only for purposes of this Section 5.9 includes the Halcyon Members) acknowledges that it or he is familiar with the trade secrets and other confidential information of the Company. Therefore, and in further consideration of the compensation to be paid to the Company hereunder, each Seller Party agrees to the covenants set forth in this Section 5.9 and acknowledges that Purchaser would not have entered into this Agreement but for Seller Parties’ agreement to the restrictions set forth in this Section 5.9.
(b) During the Restricted Period, neither the Company, nor any Halcyon Party shall, directly or indirectly, (i) own, operate, lease, manage, control, engage in, invest in, lend to, own any debt or equity security of, permit its or his name to be used by, act as consultant or advisor to, render services for (alone or in association with any Person) or otherwise assist in any manner within the Restricted Territory any Person in any business that is competitive with the Business or (ii) sell or attempt to sell any product or service that competes with the Business or with any Product to any Person that is a customer or client of the Company or of Purchaser as of the Closing Date or was a customer or client of the Company at any time during the two (2) year period preceding the Closing Date; provided; however, that nothing herein shall prohibit the Company or any Halcyon Party from being a passive beneficial owner of less than two percent (2%) of the outstanding stock of any publicly-traded corporation, so long as no activities associated therewith compete with Purchaser. For purposes of this Agreement, “Restricted Period” means the longer of (i) two (2) years from and after the Closing Date or (ii) the period during which the Company and the Halcyon Parties own in the aggregate, beneficially or of record, at least 10% of the issued and outstanding common stock of Purchaser.
(c) During the Restricted Period, neither the Company nor any Halcyon Party shall directly or indirectly for its own benefit or for the benefit of any Person other than Purchaser: (i) induce or attempt to induce any employee of the Purchaser or any Affiliate of Purchaser (collectively, the “Purchaser Parties”) to leave the employ of, any of the Purchaser Parties, or in any way interfere with the relationship between any of the Purchaser Parties and any employee thereof, (ii) hire or engage any person who is or was within two (2) years an employee of any of the Purchaser Parties within two (2) years of the Closing Date, or (iii) induce or attempt to induce any person or entity who is or was within two (2) years a customer, supplier, licensee, licensor, franchisee or other business relation of any of the Purchaser Parties to cease doing business with any of the Purchaser Parties, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or business relation and any of the Purchaser Parties. Notwithstanding the foregoing, Halcyon and Kartik Kakarala shall not be prohibited from soliciting for employment or hiring Patrick Smith and/or Ryan Lamarthe.
(d) The Parties hereto acknowledge and agree that Purchaser and each of its Affiliates, successors and assigns would suffer irreparable harm from a breach of this Section 5.9 by Seller Parties and that money damages would not be an adequate remedy for any such breach. Therefore, in the event a breach or threatened breach of this Section 5.9, Purchaser and each of its Affiliates or their respective successors and assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance, injunctive and other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security and at the expense of the breaching Seller Party, including reasonable attorneys’ fees and expenses). The restrictive covenants set forth in this Section 5.9 shall be construed as agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action of such Seller Party against Purchaser, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Purchaser of any restrictive covenant contained in this Section 5.9. Purchaser has fully performed all obligations entitling it to the restrictive covenants set forth in this Section 5.9, and such restrictive covenants therefore are not executory or otherwise subject to rejection under chapter 11 of title 11 of the United States Code.

(e) If the final judgment of a court of competent jurisdiction declares any term or provision of this Section 5.9 to be invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified to cover the maximum duration, scope or area permitted by Law. In addition, in the event of an alleged breach or violation by any Seller Party of this Section 5.9, the applicable time period described in clauses (b) and (c) above shall be tolled with respect to such Seller Party on a day-for-day basis until such breach or violation has been duly cured. Seller Parties each agree that the restrictions contained in this Section 5.9 are reasonable.
(f) Notwithstanding anything contained herein to the contrary, including in Section 5.9(d), upon a monetary default under the Acquisition Note, and the failure to cure the default after the expiration of any applicable cure period, the restrictive covenants contained in this Section 5.9 that restrict any Seller Party shall lapse and be of no further force or effect.
Section 5.10 Payment of Indebtedness, Seller Transaction Expenses, Change of Control Payments, and Excluded Liabilities. On or prior to the Closing Date, Halcyon shall cause the Company to, pay in full all of (i) the Company's Indebtedness for Borrowed Money, (ii) Seller Transaction Expenses, and (iii) Change of Control Payments. Halcyon shall cause the Company to, pay in full all of the Excluded Liabilities promptly as they become due. To the extent that the Company fails to pay and discharge any of the obligations listed in the preceding two sentences on a timely basis, unless such obligations are being contested in good faith between the Company and the payee, Purchaser shall, in its discretion, have the right (but not any obligation) to pay and discharge such obligations if reasonably necessary to the maintenance of the Business or its reputation and/or relationships, as reasonably determined by Purchaser, and the Company shall, and Halcyon shall cause the Company to, reimburse and indemnify Purchaser for all such payments.
Section 5.11 Employee and Employee Benefits.

(a) On the Closing Date, the Company shall terminate its employment relationship with all employees of the Business set forth on Section 5.11(a) of the Disclosure Schedule. As of the Closing Date, Purchaser shall offer employment to the Transferred Employees on the terms determined by Purchaser in its sole discretion. The employees set forth on Schedule 5.11(a) who accept employment with Purchaser shall be referred to herein as “Transferred Employees.” Subject to the obligations set forth in this Section 5.11, nothing in this Agreement shall require Purchaser to hire any particular employee or limit Purchaser’s ability to modify the salary or wage level or terminate the employment of any Transferred Employee at any time and for any reason, including without cause.
(b) The Company shall be solely responsible, and Purchaser shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay, for any period relating to the service with the Company at any time prior to the Closing Date, and the Company shall, and Halcyon shall cause the Company to, pay all such amounts to all entitled persons prior to the Closing Date.
(c) The Company shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring prior to the Closing Date. The Company also shall remain solely responsible for all worker's compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring prior to the Closing Date. The Company shall, and Halcyon shall cause the Company to, pay all such amounts to the appropriate persons as and when due.
Section 5.12 Pre-Closing Funding. Commencing on January 16, 2017 and through the Closing Date or the date on which this Agreement terminates, whichever is first to occur, promptly upon the Company's request, Purchaser shall fund all reasonable ordinary course documented payroll expenses of the Company up to the maximum amount of $4,000 per week toward U.S. payroll and up to the maximum of $10,000 per week toward non-U.S. payroll (“Non-US Payroll”), or a pro-rated portion thereof if the Closing occurs prior to the end of a week, as long as, with respect to the Non-US Payroll, Purchaser authorizes the payroll expense in writing. If the authorized Non-US Payroll exceeds $10,000 per week, then at Closing, Purchaser shall pay the excess amount to the Company. In the event this Agreement terminates for any reason, other than the reason set forth in Section 7.1(f), all amounts advanced by Purchaser to the Company shall be treated as an unsecured demand loan to the Company accruing interest at the rate of 12% per annum.
Section 5.13 Limited Transfer of Note/Purchaser Shares. Notwithstanding anything contained in any of the Transaction Documents, including, but not limited to, the Acquisition Note, the Company shall have the right to distribute the Acquisition Note and the Purchaser Shares to Halcyon in compliance with applicable securities Laws, and the Company and/or Halcyon shall have the further right (a) to pledge the Acquisition Note to Cycle solely as collateral for the Halcyon Note, and (b) with prior written notice to Purchaser, to transfer to those employees of the Company entitled to Class C Profit Units in the Company participation interest in the Acquisition Note and/or the number of the Purchaser Shares that the Company is contractually obligated (after using its commercially reasonable efforts to offer substitute consideration to such employees) to distribute to said employees pursuant to the Company’s 2016 Incentive Plan and the Limited Liability Company Agreement of the Company dated December 10, 2015; provided that the principal amount of the Acquisition Note and the market value of the Purchaser Shares (determined based on the price per Purchaser Shares of $1.75) distributed pursuant to this clause (b) shall in no event exceed $100,000 in the aggregate.

ARTICLE VI
CONDITIONS TO OBLIGATIONS OF THE PARTIES
Section 6.1 Conditions to the Obligations of Each Party. The respective obligation of each Party to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or written waiver by such Party, where permissible) on or prior to the Closing Date of the following conditions:
(a) No Injunctions. No temporary restraining Order, preliminary or permanent injunction or other Order and no Legal Proceeding shall be in effect or have been instituted or threatened enjoining, prohibiting or otherwise preventing, or seeking to enjoin, prohibit or otherwise prevent the consummation of the transactions contemplated by this Agreement.
(b) No Laws. No Law shall have been enacted or shall be deemed applicable to the transactions contemplated by this Agreement that makes the consummation of such transactions illegal.
Section 6.2 Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver by Purchaser (where permissible) of the following additional conditions:
(a) Performance of Obligations. Seller Parties shall have performed in all respects the respective obligations under this Agreement required to be performed by them at or prior to the Closing pursuant to the terms hereof.
(b) Representations and Warranties. All of the representations and warranties of Seller Parties contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date; provided, that those representations and warranties that are specifically made as of a particular calendar date shall be so true and correct as of such date.
(c) Closing Deliveries. Seller Parties shall have delivered to Purchaser each of the documents listed in Section 1.4(a).

(d) Audit Completion. The financial audit performed by Purchaser on the Company as of the signing of this Agreement (the “Audit”) shall have been completed to Purchaser's sole satisfaction.
(e) Completion of Company Searches. The results of litigation, judgment and lien searches performed by Purchaser on the Company as of the signing of this Agreement shall have been reasonably satisfactory to Purchaser.
(f) No MAE. No Material Adverse Effect shall have occurred and be continuing.
(g) Cycle Services Agreement. Execution and delivery by Cycle of the Cycle Services Agreement.
(h) Cycle Redemption Agreement. No modification shall have been made to the Membership Interest Redemption Agreement, except for any modification to which Purchaser shall have given its express prior written consent.
(i) Completion of Disclosure and Other Schedules. The Parties shall have agreed on the form and substance of the Disclosure Schedule and other schedules to this Agreement.
Section 6.3 Conditions to the Obligations of Seller Parties. The obligations of Seller Parties to consummate the transactions contemplated hereby are subject to the satisfaction or written waiver by Seller Parties (where permissible) of the following additional conditions:
(a) Performance of Obligations. Purchaser shall have performed in all respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof.
(b) Representations and Warranties. All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date; provided, that those representations and warranties that are specifically made as of a particular calendar date shall be so true and correct as of such date.
(c) Closing Deliveries. Purchaser shall have delivered to Seller Parties each of the documents listed in Section 1.4(b).
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing, as follows:
(a) by mutual written consent of Purchaser and the Company;

(b) by either Purchaser or the Company if the Closing shall not have occurred on or before February 15, 2017; provided, further, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose actions in breach of this Agreement or whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of any of the conditions set forth in Article VI having been satisfied on or before such date;
(c) by either Purchaser or the Company if any Governmental Body shall have enacted, issued, promulgated, enforced or entered any Order (whether temporary, preliminary or permanent) or taken any other action (including the failure to have taken an action) that has become final and non-appealable and has the effect of making consummation of the Closing illegal or otherwise preventing or prohibiting consummation of the transactions contemplated hereby;
(d) by Purchaser upon a breach of this Agreement by any Seller Party such that (A) the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be capable of being satisfied and (B) such breach, untruth or inaccuracy is not capable of being cured or, if reasonably capable of being cured, has not been cured within 10 days after notice to Seller Parties;
(e) by Purchaser if Purchaser shall have not been able to complete the Audit for reasons not within reasonable control of Purchaser or if the results of the Audit shall not have been to Purchaser's satisfaction; or
(f) by the Company upon a breach of this Agreement by Purchaser such that (A) the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be capable of being satisfied and (B) such breach, untruth or inaccuracy is not capable of being cured or, if reasonably capable of being cured, has not been cured within 10 days after notice to Purchaser.
Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1(a), (b), (c) or (e), all obligations of the Parties hereunder shall terminate without any liability to any of the Parties, except that the obligations contained in Section 5.7 (Public Announcements), ARTICLE IX (Miscellaneous) and this Section 7.2 and the obligations of the Company contained in Section 5.12 (Pre-Closing Funding) shall survive. In the event of the termination of this Agreement pursuant to Section 7.1(d) or Section 7.1(f), (A) all obligations of the non-breaching party shall terminate, except that the obligations contained in Section 5.7 (Public Announcements), ARTICLE IX (Miscellaneous) and this Section 7.2 and the obligations of the Company contained in Section 5.12 (Pre-Closing Funding) shall survive, and (B) the non-breaching party shall be entitled to exercise all rights and pursue all remedies against the breaching party, including the remedy of specific performance.
ARTICLE VIII
INDEMNIFICATION
Section 8.1 Indemnity Obligations of the Company and Halcyon. Subject to the limitations set forth herein, from and after the Closing, the Company and Halcyon, jointly and severally, covenant and agree to defend, indemnify and hold harmless Purchaser and its Affiliates and the respective officers, managers, directors, employees, agents, advisers and representatives of the foregoing (collectively, the “Purchaser Indemnitees”), from and against, and to pay or reimburse Purchaser Indemnitees for, any and all claims, Liabilities, obligations, losses, fines, costs, diminution in value, proceedings or damages, including all reasonable fees and disbursements of counsel incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, “Losses”), based on, resulting from, arising out of or relating to:

(a) any misrepresentation or breach of any warranty of the Company or Halcyon contained in this Agreement or in any certificate or agreement delivered in connection herewith, it being understood that, in determining the existence of, and amount of any Losses in connection with, a claim under this Section 8.1(a), all representations and warranties shall be read without regard and without giving effect to any materiality, Material Adverse Effect or similar qualification contained therein (as if such qualification were deleted from such representation or warranty);
(b) any failure of the Company or Halcyon to perform any covenant or agreement made or contained in this Agreement, or fulfill any obligation in respect thereof;
(c) any Legal Proceeding brought by a third party based upon, arising out of or relating to the operations, properties, assets or obligations of the Company or any of its respective Affiliates conducted, existing or arising prior to the Closing Date;
(d) any Indebtedness as of the time of Closing, to the extent not paid in full and discharged by Seller Parties prior to or at the Closing;
(e) any Seller Transaction Expenses to the extent not paid in full and discharged by Seller Parties at or prior to Closing; and
(f) any Change of Control Payments to the extent not paid in full and discharged by Seller Parties prior to or at the Closing.
Section 8.2 Indemnity Obligations of Halcyon Members. Except as provided in this Section 8.2, no Halcyon Member shall be personally liable for indemnification pursuant to this Article VIII or any other provision of this Agreement. If, other than (a) as permitted pursuant to this Agreement, or (b) as a distribution to Halcyon, the Company or Halcyon (x) assigns, conveys, or otherwise transfers the Acquisition Note or any of the Purchaser Shares in a non-arms’ length transaction, or (y) assigns, conveys, or otherwise transfers the proceeds of the sale, in an arms’ length transaction, of the Acquisition Note or any of the Purchaser Shares, at any time prior to the third anniversary of the Closing Date (in either case, a “Prohibited Transfer”), Halcyon Members shall be liable, jointly and severally with the other Seller Parties, for the indemnification pursuant to Section 8.1, subject to the following limitations:
(a) the maximum aggregate liability of Halcyon Members for indemnification as a result of a Prohibited Transfer, (i) described in Section 8.2(y) above shall be the amount equal to the gross proceeds of such transaction(s) or, (ii) described in Section 8.2 (x) above shall be the amount equal to the product of the number of Purchaser Shares assigned, conveyed or otherwise transferred multiplied by $1.75 in the case of a transfer of the Shares or the face amount of the Acquisition Note transferred, as the case may be;

(b) all limitations under Section 8.6 applicable to the Company and Halcyon;
(c) in no event shall the aggregate indemnification liability of Halcyon Members for any matter pursuant to this Section 8.2 exceed the indemnification liability of the Company and Halcyon in respect of the same matter.
Nothing herein shall limit or impair liability of any Halcyon Member for fraud.
Section 8.3 Indemnity Obligations of Purchaser. Purchaser covenants and agrees to defend, indemnify and hold harmless the Company from and against any and all Losses based on, resulting from, arising out of or relating to:
(a) any misrepresentation or breach of any warranty of Purchaser contained in this Agreement or in any certificate or agreement delivered in connection herewith, it being understood that, in determining the existence of, and amount of any Losses in connection with, a claim under this Section 8.3(a), all representations and warranties shall be read without regard and without giving effect to any materiality or similar qualification contained therein (as if such qualification were deleted from such representation or warranty);
(b) any failure of Purchaser to perform any covenant or agreement of Purchaser made or contained in this Agreement, or fulfill any obligation in respect thereof; and
(c) the Assumed Liabilities;
(d) the claim of any third party directly against any Seller Party arising out of any action of Purchaser conducting the operation of the Business after the Closing and not related to the actions of the Company, any Seller Party, or any Halcyon Member or the operation of the Business prior to Closing.
Section 8.4 Indemnification Procedures.
(a) Third Party Claims. In the case of any claim asserted by a third party (a “Third Party Claim”) against a Party entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the Party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought. If the Indemnifying Party provides a written notice to the Indemnified Party within fifteen (15) days after its receipt of notice of such claim that it will indemnify and hold the Indemnified Parties harmless from all Losses related to such Third Party Claim, the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of such Third Party Claim or any litigation with a third party resulting therefrom; provided, however, that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be subject to the approval of the Indemnified Party, (ii) the Indemnified Party may participate in such defense at such Indemnified Party’s expense, (iii) the failure by any Indemnified Party to give notice of a Third Party Claim to the Indemnifying Party as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that, as a result of such failure to give notice, the defense against such claim is materially impaired, and (iv) the reasonable fees and expenses incurred by the Indemnified Party prior to the assumption of a Third Party Claim hereunder by the Indemnifying Party shall be borne by the Indemnifying Party. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any Third Party Claim, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a general release from any and all liability with respect to such Third Party Claim. Notwithstanding anything herein to the contrary, the Indemnifying Party shall not be entitled to assume (or, if applicable, to maintain) control of the defense against a Third Party Claim if (1) the claim for indemnification relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation or investigation; (2) the claim seeks an injunction, specific performance or any other equitable or non-monetary relief against the Indemnified Party; (3) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be materially detrimental to or materially injure the Indemnified Party’s reputation or future business prospects; (4) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; (5) the Indemnifying Party fails to vigorously prosecute or defend such claim, (6) the Indemnifying Party fails to satisfy the Indemnified Party that it has the financial ability to satisfy all Third Party Claims; (7) the amount sought in a Third Party Claim exceeds the maximum amount for which the Indemnifying Party will be liable in connection with such Third Party Claim under this Agreement; or (8) the party bringing the claim is a customer or supplier of the Indemnified Party or the claims relate to environmental or regulatory matters. If the Indemnifying Party does not accept the defense of a Third Party Claim within fifteen (15) days after receipt of the written notice thereof from the Indemnified Party described above, the Indemnified Party shall have the full right to defend against any such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall reasonably cooperate in the defense of any Third Party Claim and the records of each shall be reasonably available to the other with respect to such defense.

(b) Non-Third Party Claims. With respect to any claim for indemnification hereunder which does not involve a Third Party Claim, the Indemnified Party will give the Indemnifying Party written notice of such claim promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought. The Indemnifying Party may acknowledge and agree by notice to the Indemnified Party in writing to satisfy such claim within fifteen (15) days of receipt of notice of such claim from the Indemnified Party. If the Indemnifying Party shall dispute such claim, the Indemnifying Party shall provide written notice of such dispute to the Indemnified Party within such fifteen (15) day period.
(c) Resolution of Objections. If the Indemnified Party and the Indemnifying Party are unable to agree as to any claim for Losses pursuant to Section 8.4(a) or Section 8.4(b), then either party shall be permitted to submit such dispute for resolution pursuant to Section 9.4.
(d) Payment. Claims for Losses specified in any notice delivered pursuant to Section 8.4(a) or Section 8.4(b) which the Indemnifying Party agrees to pay, and claims for Losses the validity and amount of which have been the subject of judicial determination or that have been settled with the consent of or by the Indemnified Party in accordance with the terms of Section 8.4(a) are hereinafter referred to, collectively, as “Agreed Claims”. Within seven (7) Business Days of the determination of the amount of any Agreed Claim (the “Satisfaction Deadline”) the Indemnifying Party shall pay the amount of the Agreed Claim to the Indemnified Party. All payments to be made pursuant to this Section 8.4(d) shall be paid by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party prior to such payment. Purchaser shall also have the setoff rights set forth in Section 8.7 and may pursue any recovery for an Agreed Claim against any Seller Party directly or exercise any other right or remedy available to Purchaser at law or in equity.

Section 8.5 Expiration of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the Closing until the first anniversary of the Closing Date; provided, however, that (a) the representations and warranties stated in Section 3.7 and Section 3.12 shall survive the Closing for the period ending on the date that is sixty (60) days after the expiration of the applicable statute of limitations period and (b) the representations and warranties stated in Section 2.1, Section 2.3, Section 2.4, Section 3.1, Section 3.2, the first sentence of Section 3.9(b), Section 3.21, Section 3.22, Section 4.1, Section 4.2, Section 4.3, Section 4.4 and Section 4.7 shall survive indefinitely (each of the sections referred to in (a) and (b), a “Transactional Rep”). All covenants required to have been performed prior to the Closing shall survive for a period of one year after the Closing Date. All covenants and agreements required to be performed following the Closing (including the covenant to indemnify pursuant to Article VIII) shall survive until fully performed pursuant to their terms. Notwithstanding the foregoing, all claims (and matters relating thereto) made in writing prior to the expiration of the applicable survival period shall not thereafter be barred by the expiration of such survival period and shall survive until finally resolved.
Section 8.6 Certain Limitations. The indemnification provided for in Section 8.1, Section 8.2 and Section 8.3 shall be subject to the following limitations:
(a) The Company and Halcyon shall not be liable to Purchaser Indemnitees for indemnification (i) under Section 8.1(a), and (ii) under Section 8.1(b) to the extent related to breaches of covenants and agreements to be performed at or prior to Closing, for Losses in excess of $1,333,333 (the “Cap”) in the aggregate. If Losses under Section 8.1(a) and Section 8.1(b) for breaches of covenants and agreements to be performed at or prior to Closing exceed the Cap, the Company and Halcyon shall be liable for $1,333,333. The Cap shall apply to claims against the Company, Halcyon and the Halcyon Members in the aggregate.
(b) Purchaser shall not be liable to the Company for indemnification under Section 8.3(a) for Losses in excess of the Cap in the aggregate. If Losses under Section 8.3(a) exceed the Cap, Purchaser shall be liable for $1,333,333.
(c) Notwithstanding anything in Section 8.6(a)-(b) to the contrary, the Cap shall not apply to Losses with respect to any breach of the Transactional Reps.

(d) The maximum indemnification obligation of Purchaser under Section 8.3(a) for its Transactional Reps and under Section 8.3(b) and Section 8.3(c) shall not exceed the total consideration paid to the Company. The maximum indemnification obligation of the Company and Halcyon under Section 8.1(a) for their Transactional Reps and under Sections 8.1(b)-(f) (except for Section 8.1(b) pre-closing breaches, which are covered in Section 8.6(a) above), shall not exceed $3,750,000 in the aggregate.
(e) Notwithstanding any other provision of this Agreement to the contrary, no Indemnified Party shall be entitled to indemnification from the Indemnifying Party pursuant to this Agreement unless and until the aggregate of all Losses pertaining thereto exceeds Fifty Thousand Dollars ($50,000.00) (the “Loss Threshold”), after which the Indemnified Party shall be entitled to indemnification from the Indemnifying Party for all such Losses including the Loss Threshold.
(f) Notwithstanding anything in this Agreement to the contrary, nothing herein shall limit or impair liability of any Party for intentional misrepresentation or fraud.
Section 8.7 Additional Security for Indemnification Payments to Purchaser Indemnitees.
(a) In addition to Purchaser's rights and remedies hereunder and under law or equity, with respect to any Loss payable to any Purchaser Indemnitee, if the Company or Halcyon fail to satisfy any Agreed Claim amount by the Satisfaction Deadline, Purchaser may, at its sole election, after ten (10) days prior written notice to the Company, setoff the unpaid amount of such Agreed Claim against (i) first, the Purchaser Shares until either (x) the amount of the Agreed Claim has been setoff in full, or (y) all of the Purchaser Shares have been setoff, whichever occurs first; and (ii) second, the amounts owed under the Acquisition Note. For clarity, the right of setoff in this Section 8.7, is only security for the Company’s or Halcyon’s indemnification obligations hereunder and such indemnification obligations are not in any way be limited to the Purchaser Shares or the amounts owed to Seller under the Acquisition Note. Purchaser may, from time to time, take any other remedy and exercise any other right available to it under this Agreement, at law or in equity to collect all indemnifiable Losses.
(b) If Purchaser exercises its setoff rights under Section 8.7(a) against Purchaser Shares, then such setoff shall be on the basis of the per share price of the Purchaser Shares equal to the greater of (i) $1.75 per Purchaser Share, or (ii) the highest price per share that the shares of common stock of the Purchaser trade for on a nationally recognized securities exchange on the date of the Setoff Notice. Purchaser shall provide the Company written notice of such election and the number of Purchaser Shares that are to be forfeited by the Company (each such notice, a “Setoff Notice”).
(c) Within two (2) days after the receipt of the Setoff Notice, the Company shall, and Halcyon shall cause the Company to, deliver to Purchaser the certificate(s), if any, representing the Purchaser Shares to be forfeited duly endorsed or with stock powers in blank, in form and substance reasonably acceptable to Purchaser, free and clear of all Liens (other than the restrictions under the Securities Act and the Blue Sky Laws). If the Company fails to immediately transfer to Purchaser all or any portion of the Purchaser Shares to be forfeited, Purchaser may cancel on the books of Purchaser all or any portion of the Purchaser Shares set forth in the Setoff Notice. The Company hereby grants Purchaser an irrevocable limited power of attorney, coupled with an interest, solely to effect a forfeiture of the Purchaser Shares as set forth in this Section 8.7.

Section 8.8 Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Transaction Consideration to the extent permitted by applicable Law.
Section 8.9 Right to Indemnification Not Affected by Knowledge or Waiver. The right to indemnification, payment of Losses or other remedy based upon breach of representations, warranties, covenants, agreements or obligations will not be affected by any investigation conducted with respect to, or knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement or obligation, will not affect the right to indemnification, payment of Losses or other remedy based on such representations, warranties, covenants, agreements and obligations.
Section 8.10 Sole Remedy. Except for claims based upon fraud or intentional misrepresentation, from and after the Closing, the indemnification and setoff rights provided for in this ARTICLE VIII shall be the sole remedy of the Parties for monetary damages with respect to breaches of this Agreement.
ARTICLE IX
MISCELLANEOUS
Section 9.1 Certain Definitions.
(a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 9.1(a):
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.
 “Books and Records” means all books and records of the Company, including files, manuals, price lists, mailing lists, distributor lists, customer lists, sales and promotional materials, purchasing materials, documents evidencing intangible rights or obligations, personnel records, accounting records and litigation files (regardless of the media in which stored).
“Business” means the development, distribution, licensing and maintenance of inventory management software for dealerships, similar retailers and distributors in the powersports, recreational vehicle and marine industries.
“Business Day” means any day of the year on which national banking institutions in the City of New York are open to the public for conducting business and are not required or authorized to close.

“Change of Control Payments” means any and all (i) bonus payments, retention payments, severance payments or other similar payments payable as a result of the transactions contemplated hereby, (ii) investment banking, agent, brokers’ and finders’ and other similar fees payable as a result of the transactions contemplated hereby and (iii) amounts payable to obtain any Consents required to be listed in Section 3.3 of the Disclosure Schedule.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Body.
“Contract” means any contract, indenture, note, bond, loan, mortgage, license, instrument, lease, understanding, commitment or other arrangement or agreement, whether written or oral.
“Cycle” means Cycle Express, LLC.
“Cycle Redemption Agreement” means that certain Membership Interest Redemption Agreement, dated the date hereof, by and among, Cycle, the Company, and Halcyon.
“Cycle Services Agreement” means a services agreement by and between Purchaser and Cycle on the terms contemplated in the Cycle Redemption Agreement.
“DOL” means the United States Department of Labor.
“Environmental Law(s)” means any foreign, federal, state or local statute, regulation, ordinance, or rule of common law as now or hereafter in effect in any way or any other legally binding requirement relating to the environment, natural resources or protection of human health and safety including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Emergency Planning and Right-To-Know Act (42 U.S.C. § 11101 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.) (including the Resource Conservation and Recovery Act), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300(f) et seq.), the Lead-Based Paint Exposure Reduction Act (42 U.S.C. § 2681 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and all Laws of a similar nature, and the rules and regulations promulgated pursuant thereto, each as amended.
“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governing Documents” means, with respect to any particular entity: (i) if a corporation, the articles or certificate of incorporation and the bylaws; (ii) if a general partnership, the partnership agreement and any statement of partnership; (iii) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (iv) if a limited liability company, the articles of organization and operating agreement; (v) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (vi) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (vii) any amendment or supplement to any of the foregoing.
“Governmental Body” means any government or governmental or regulatory authority or body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private) or tribunal of competent jurisdiction.
“Halcyon Note” means a subordinated secured promissory note issued by Halcyon in favor of Cycle in the amount of $250,000 substantially in the form agreed by Halcyon and Cycle.
“Hazardous Material(s)” means any substance, material or waste which is regulated by the United States, the foreign jurisdictions in which the Company conducts business, or any state, local or foreign Governmental Body including petroleum and its by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, lead-based paint, and any material or substance which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “special waste,” “toxic material,” “toxic waste” or “toxic substance”, or any substance the presence, use, handling, storage or disposal is prohibited under any provision of Environmental Law.
“Income Taxes” means the United States federal income Tax and any state, local or non-United States net income Tax or any franchise or business profit Tax incurred in lieu of a Tax on net income.
“Indebtedness” means, with respect to the Company at any applicable time of determination, without duplication: (i) all obligations for borrowed money; (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) all obligations under swaps, hedges or similar instruments; (iv) all obligations in respect of letters of credit or bankers’ acceptances; (v) all obligations, contingent or otherwise, arising from deferred compensation arrangements, severance or bonus plans or arrangements, Employee Benefit Plans, employment agreements or similar arrangements payable as a result of the consummation of the transactions contemplated hereby (regardless of whether any additional event, in addition to the consummation of the transactions contemplated hereby, is required to give rise to such obligations); (vi) all obligations secured by a Lien; (vii) all guaranties in connection with any of the foregoing; (viii) all obligations recorded or required to be recorded as capital leases in accordance with GAAP as of the date of determination of such Indebtedness; (ix) all obligations for the deferred purchase price of property or services or the acquisition of a business or portion thereof, whether contingent or otherwise, as obligor or otherwise, at the maximum amount payable in respect thereof, regardless of whether such amount is contingent on future performance; (x) all obligations created or arising under any conditional sale or other title retention agreement with respect to acquired property; (xi) all deferred rent obligations; (xii) all obligations arising from cash or book overdrafts; (xiii) all liabilities classified as non-current liabilities in accordance with GAAP as of the date of determination of such Indebtedness; and (xiv) all accrued interest, prepayment premiums, fees, penalties, expenses or other amounts payable in respect of any of the foregoing.

“Indebtedness for Borrowed Money” means, with respect to the Company, and in each case, outstanding immediately prior to Closing: (i) indebtedness for borrowed money; (ii) obligations evidenced by notes, bonds, debentures or other similar instruments; and (iii) any prepayment penalties, fees and similar amounts payable in connection with the repayment of any of the foregoing items.
“Intellectual Property” means: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith; (iv) all trade secrets and confidential information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (v) all computer software (including data and related documentation); (vi) all other proprietary rights; and (vii) all copies and tangible embodiments thereof (in whatever form or medium).
“IRS” means the United States Internal Revenue Service.
“Knowledge” or words of similar effect, regardless of case, means, with respect to the Company, the knowledge of Kartik Kakarala or Srinivas Kakarala who will be deemed to have knowledge of a particular fact or other matter if any of them is actually aware of such fact or matter.
“Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement or rule of law of any Governmental Body.
“Leased Real Property” means the real property leased, subleased, licensed or otherwise occupied by (i) the Company, as lessee, and (ii) any of Seller Parties or their Affiliates, each as a lessee, and related to, used with, or useful to the Business, together with all of the lessee’s rights to all improvements thereon and to all strips, gores, easements, privileges, rights-of-way, reversions, remainders, riparian and other water rights, rights to lands underlying any adjacent streets or roads, and to other tenements, hereditaments and appurtenances, if any, pertaining to or accruing for the benefit of such real property and improvements thereon.
“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims, hearings, investigations, charges, complaints, demands or governmental proceedings.

“Liability” means any liability, obligation or commitment of any nature whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, or due or to become due, or otherwise), including any liability for Taxes.
“Lien” means any lien (including any Tax lien), pledge, mortgage, deed of trust, security interest, claim, demand, lease, charge, option, warrant, call, right of first refusal, easement, servitude, transfer restriction or any other encumbrance, restriction or limitation whatsoever.
“Lock-Up and Rights Agreement” shall mean the Lock-Up and Rights Agreement, dated as of the Closing Date, by and between Purchaser and the Company in a mutually agreed upon form.
“Material Adverse Effect” means, with respect to the Company, any event, occurrence, fact, condition, change or effect that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the business, properties, results of operations, prospects or condition (financial or otherwise) of the Company or to the ability of the Company to consummate timely the transactions contemplated hereby, other than changes in the following: (i) general market, economic or political conditions; (ii) GAAP or statutory accounting principles; and (iii) acts of terrorism or war (whether or not declared), except, in each case, to the extent such changes cause a disproportionate and negative effect on or change to the Company as compared to the industry in which the Company operates as a whole.
“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.
“Permit” means any approval, consent, license, certificate, accreditation, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to Law.
“Permitted Liens” means (i) liens for real estate or personal property Taxes not yet due and payable or being contested in good faith by appropriate procedures as disclosed herein and for which there are adequate accruals or reserves on the Balance Sheet, (ii) liens arising under equipment leases with third parties set forth in Section 3.9(a) of the Disclosure Schedule, which were entered into in the ordinary course of business consistent with past practices which are not, individually or in the aggregate, material to the Business or the assets of the Company.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.
“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
“Product” means each software product or service offered, distributed, repaired or sold by the Company, and any other products or services with respect to which the Company has any property rights or beneficial interest.
“Purchaser Stockholders Agreement” means the Stockholders' Agreement of Purchaser by and among Purchaser and certain of its stockholders in a form in effect as of the date hereof, except that such agreement may be amended as of the Closing Date to add provisions related drag-along rights (including an obligation to drag-along other signatories thereto with respect any direct sale of Purchaser's stock representing a majority of the issued and outstanding common stock of Purchaser), and right of first offer applicable to each stockholder signatory for as long as such stockholder owns, directly or indirectly, at least 10% of issued and outstanding common stock of Purchaser.

“Release” means any actual or threatened release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, migration or leaching into the indoor or outdoor environment, or into or out of any property.
“Restricted Territory” means anywhere in the United States.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller Transaction Expenses” means any and all legal, accounting, consulting, investment advisory, brokers and other fees, costs and expenses of the Company relating to the transaction contemplated hereby.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, trust or other form of legal entity of which (i) more than fifty percent (50%) of the voting power of the outstanding voting securities are directly or indirectly owned by such Person or (ii) such Person or any Subsidiary of such Person is a general partner (excluding partnerships in which such party or any Subsidiary of such Person does not have a majority of the voting interests in such partnership).
“Tax” or “Taxes” means any federal, state, provincial, local or foreign income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code or any analogous or similar provision of any state, local or foreign Law or regulation), real property, personal property, ad valorem, intangibles, unclaimed property, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof, and including any interest, penalties or additions to tax attributable to the foregoing.
“Tax Return” means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Transaction Documents” means, with respect to any Person, this Agreement together with any other agreements, instruments, certificates and documents executed by such Person in connection herewith or therewith or in connection with the transactions contemplated hereby or thereby.
“WARN” means the Worker Adjustment and Retraining Notification Act, as amended.

(b) Each of the following terms is defined in the Section set forth opposite such term:
Term	Section
Acquisition Note	Section 1.2(b)
Acquisition Proposal	Section 5.8(b)
Agreed Claims	Section 8.4(d)
Articles Amendment	Section 3.29
Assumed Liabilities	Section 1.1(c)
Audit	Section 6.2(d)
Balance Sheet	Section 3.4
Balance Sheet Date	Section 3.4
Bill of Sale	Section 1.4(a)
Blue Sky Laws	Section 1.2(c)
Cap	Section 8.6(a)
Closing	Section 1.1(a)
Closing Date	Section 1.3
Company	Preamble
Company ERISA Affiliate	Section 3.12(a)
Delayed Asset	Section 1.6
Disclosure Schedule	Section 9.11
Employee Benefit Plans	Section 3.12(a)
ERISA	Section 3.12(a)
Excluded Assets	Section 1.1(b)
Excluded Liabilities	Section 1.1(d)
Financial Statements	Section 3.4
Halcyon	Preamble
Halcyon Members	Preamble
Halcyon Parties	Preamble
Included Contracts	Section 1.1(a)
Indemnified Party	Section 8.4(a)
Indemnifying Party	Section 8.4(a)
Intellectual Property Licenses	Section 3.10(b)
IP License Agreement	Section 1.4(a)
Leased Properties	Section 3.8(b)
Loss Threshold	Section 8.6(e)
Losses	Section 8.1
Open Source Software	Section 3.10(j)
Owned Intellectual Property	Section 3.10(a)
Purchaser Shares	Section 1.2
Party(ies)	Preamble
Personal Property Leases	Section 3.9(a)
Purchased Assets	Section 1.1(a)
Purchaser	Preamble
Purchaser Shares	Section 1.2(c)

Purchaser Indemnitees	Section 8.1
Purchaser Parties	Section 5.9(c)
Qualified Plans	Section 3.12(c)
Real Property Laws	Section 3.8(c)
Real Property Lease	Section 3.8(b)
Required Consent	Section 1.6
Restricted Period	Section 5.9(b)
Representatives	Section 5.2(a)
Satisfaction Deadline	Section 8.4(d)
Securities Act	Section 3.29
Seller Parties	Preamble
Services Agreement	Section 1.4(b)
Setoff Notice	Section 8.7(b)
Systems	Section 3.10(i)
Third Party Claim	Section 8.4(a)
Transaction Consideration	Section 1.2
Transactional Rep	Section 8.5
Transfer	Section 3.29
Section 9.2 Expenses. Each of the Parties shall bear its own fees, costs and expenses (including legal, accounting, consulting and investment advisory fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. All Seller Transaction Expenses shall be discharged by the Company and Halcyon at or prior to Closing.
Section 9.3 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas (without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas). Each of the Parties submits to the exclusive jurisdiction of any state or federal court within in Dallas County, Texas in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding shall be exclusively heard and determined in any such court. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought. The court shall award to the prevailing party in any dispute under this Agreement all of its costs and expenses, including reasonable attorneys’ fees, incurred in connection with the proceeding.
Section 9.4 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Purchaser, in the case of an amendment, supplement, modification or waiver sought to be enforced against Purchaser, or Seller Parties, in the case of an amendment, supplement, modification or waiver sought to be enforced against any Seller Party. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

Section 9.5 Section Headings. The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.
Section 9.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be given by personal delivery, nationally recognized overnight courier or certified mail at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):
If to the Company: NextGen Dealer Solutions, LLC 300 E. John Carpenter Freeway, Suite 650 Irving, Texas 75062 Attention: Kartik Kakarala
With a copy (which shall not constitute notice) to: Offit Kurman, P.A. 8171 Maple Lawn Boulevard, Suite 200 Maple Lawn, Maryland 20759 Attention: Glenn D. Solomon, Esquire
If to Halcyon and/or Halcyon Members:

Halcyon Consulting, LLC
300 E. John Carpenter Freeway, Suite 650
Irving, Texas 75062
Attention: Kartik Kakarala

And
Halcyon Consulting, LLC
6021 University Boulevard
Suite 265
Ellicott City, Maryland 21043
Attention: Srinivas Kakarala

With a copy (which shall not constitute notice) to: Offit Kurman, P.A. 8171 Maple Lawn Boulevard, Suite 200 Maple Lawn, Maryland 20759 Attention: Glenn D. Solomon, Esquire
If to Purchaser, to: Smart Server, Inc. 4521 Sharon Road Suite 370 Charlotte, NC 28211 Attn: Steven Berrard
With a copy (which shall not constitute notice) to: Akerman LLP Three Brickell City Centre 98 SE 7th Street, Suite 1100 Miami, FL 33131 Attn: Scott A. Wasserman
Any such notice or communication shall be deemed to have been received (i) when delivered, if personally delivered, (ii) on the next Business Day after dispatch, if sent postage pre-paid by nationally recognized, overnight courier guaranteeing next Business Day delivery, and (iii) on the fifth (5th) Business Day following the date on which the piece of mail containing such communication is posted, if sent by certified mail, postage prepaid, return receipt requested.
Section 9.7 Severability. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in effect. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 9.8 Binding Effect; Assignment; Third-Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party may assign its rights and/or obligations hereunder without the consent of the other Parties. Notwithstanding the foregoing, Purchaser may assign its rights pursuant to this Agreement to an Affiliate of Purchaser or to an acquirer of the Purchaser in a merger, asset sale or sale of ownership interests, provided, however, any such assignment shall not relieve Purchaser of its obligations hereunder. In addition, Purchaser may assign any or all of its rights pursuant to this Agreement to any lender to Purchaser, as collateral security without the consent of any of the other Parties. Except as provided in ARTICLE VIII with respect to Persons entitled to indemnification thereunder, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person.

Section 9.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format or other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement.
Section 9.10 Remedies Cumulative. Except as otherwise provided herein, no remedy herein conferred upon a Party hereto is intended to be exclusive of any other remedy. No single or partial exercise by a Party hereto of any right, power or remedy hereunder shall preclude any other or further exercise thereof.
Section 9.11 Exhibits and Schedules. The exhibits and schedules referred to herein are attached hereto and incorporated herein by this reference. The disclosure schedule delivered by Seller Parties to Purchaser in connection with the execution of this Agreement (the “Disclosure Schedule”) shall be arranged to correspond to the specific sections and subsections of this Agreement. Any information disclosed in one Section of the Disclosure Schedule shall be deemed to be disclosed in all other Sections of the Disclosure Schedule where (i) an express reference thereto is made or (ii) the information on the face of such disclosure is sufficient to alert a reasonable person of its applicability to such other Sections of the Disclosure Schedule. Nothing in the Disclosure Schedule will be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. The mere listing (or inclusion of a copy) of a document or other item in the Disclosure Schedule will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty pertains to the existence of the document or other item itself). The Parties hereto intend that each representation, warranty and covenant contained herein will have independent significance. If any Party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.
Section 9.12 Interpretation. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The text of all schedules is incorporated herein by reference. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used herein, words in the singular will be held to include the plural and vice versa (unless the context otherwise requires), words of one gender shall be held to include the other gender (or the neuter) as the context requires, and the terms “hereof”, “herein”, and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

Section 9.13 Arm’s Length Negotiations. Each Party herein expressly represents and warrants to all other Parties hereto that (a) said Party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; and (b) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.
Section 9.14 Construction. The Parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
Section 9.15 Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, and therefore a Party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. No limitation herein shall restrict any Party from seeking and obtaining equitable relief.
Section 9.16 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Section 9.17 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
* * * * *

IN WITNESS WHEREOF, this Asset Purchase Agreement has been executed by or on behalf of each of the Parties as of the day first written above.
PURCHASER: SMART SERVER, INC. By: /s/ Steven R. Berrard Name: Steven R. Berrard Title: CFO

COMPANY: NEXTGEN DEALER SOLUTIONS, LLC By: /s/ Kartik Kakarala Name: Kartik Kakarala Title: Manager

HALCYON CONSULTING, LLC

By: /s/ Kartik Kakarala
Name: Kartik Kakarala
Title: Manager

The undersigned execute this Agreement solely for the limited purpose of ratifying their agreements set forth herein

KARTIK KAKARALA /s/ Kartik Kakaraia

SRINIVAS KAKARALA /s/ Srinivas Kakarala